UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
INDEPENDENCE REALTY TRUST, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE AS SOON AS POSSIBLE. INSTRUCTIONS ON HOW TO VOTE ARE CONTAINED IN THE PROXY STATEMENT.

ITEMS OF BUSINESS
Wednesday, May 10, 2023
9:00 a.m. Eastern time
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103
RECORD DATE
March 10, 2023.
Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
HOW TO CAST YOUR VOTE

1.The election of nine persons to our Board of Directors, each to serve for a term expiring at the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified.
2.The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for calendar year 2023.
3.An advisory, non-binding resolution on our executive compensation.
4.Such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
By order of the Board of Directors,
Jessica K. Norman
Chief Legal Officer & Secretary
March 22, 2023

BY INTERNET www.voteproxy.com BY MAIL Sign, date and mail your proxy card IN PERSON Vote in person at the Annual Meeting
If you are a BENEFICIAL STOCKHOLDER of IRT common stock, you should follow any instructions provided by your bank, broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 10, 2023

This notice of annual meeting, proxy statement, form of proxy and our 2022 annual report to stockholders are available at http://www.astproxyportal.com/ast/18286/.

Important Notice Regarding Internet Availability of Proxy Materials
We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 22, 2023, and provide access to our proxy materials over the Internet, beginning on March 22, 2023, for the holders of record and beneficial owners of our shares of common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our 2022 annual report. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet and provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual meeting materials via email, the email contains voting instructions and links to our annual report and proxy statement on the Internet.

Forward-Looking Statements
This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words that predict or indicate future events and trends and that do not report historical matters.
 These forward-looking statements involve estimates, projections, forecasts and assumptions and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, increased regulations generally and specifically on the rental housing market including legislation that may regulate rents or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of COVID-19 and other potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, the effects of natural and other disasters, delays in completing, and cost overruns incurred in connection with, our value add initiatives and failure to achieve projected rent increases and occupancy levels on account of the initiatives, unknown or unexpected liabilities including the cost of legal proceedings, inability to sell certain assets within the time frames or at the pricing levels expected, costs and disruptions as the result of a cybersecurity incident or other technology disruption, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2022, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements. These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

INFORMATION ABOUT THE MEETING AND VOTING
What am I Voting on?
Our Board of Directors is soliciting your vote for:
•The election of nine persons to our Board of Directors, each to serve for a term expiring at the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nine individuals nominated for election is currently serving on our Board.
•The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for calendar year 2023.
Our Board of Directors is also requesting you to cast an advisory, non-binding vote on:
•Our executive compensation.
If any other matter should be properly presented at the annual meeting or any adjournment or postponement of the annual meeting for action by the stockholders, the persons named in the proxy card will vote the proxy in accordance with their discretion on such matter.
What are the Board’s Recommendations?
Our Board recommends that you vote FOR the election of the nine nominees identified in this proxy statement, with each to serve as a director for a term expiring at the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified.
Our Board recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for calendar year 2023.
Our Board recommends that you vote FOR the advisory, non-binding resolution on our executive compensation.
Who is Entitled to Vote?
Holders of shares of our common stock, par value $0.01 per share, or common shares, of record as of the close of business on March 10, 2023 are entitled to notice of, and to vote at, the annual meeting. Common shares may be voted only if the stockholder is present in person or is represented by proxy at the annual meeting. As of the record date, 224,426,968 common shares were issued and outstanding and entitled to vote. Each common share is entitled to one vote on each matter to be voted on at the annual meeting. Stockholders do not have cumulative voting rights.
What Constitutes a Quorum?
The holders of a majority of the outstanding common shares entitled to vote at the annual meeting must be present in person or by proxy to constitute a quorum. Unless a quorum is present at the meeting, no action may be taken at the meeting except the adjournment thereof to a later time. All valid proxies returned will be included in the determination of whether a quorum is present at the meeting. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. “Broker non-votes,” as discussed below, will also be treated as present for quorum purposes.

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What is a Broker Non-Vote?
A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner returns a properly executed proxy but does not cast a vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers that are member firms of the New York Stock Exchange, or NYSE, and who hold common shares in street name for customers generally may vote their customers’ shares on proposals considered to be “routine” matters under the NYSE rules and may not vote their customers’ shares on proposals that are not considered to be “routine” matters under the NYSE rules if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting. Proposal One, the election of directors, is not considered to be a “routine” matter under the NYSE rules. Proposal Two, ratification of the appointment of our independent registered public accounting firm, is considered a “routine” matter under the NYSE rules. Proposal Three, an advisory non-binding resolution on our executive compensation, is not considered to be a “routine” matter under the NYSE rules.
How are Abstentions Treated?
Abstentions are treated as present for quorum purposes, but are not considered to be votes cast.
What Vote is Required to Approve Each Proposal?
•Election of Directors. Directors are elected by a plurality of the votes cast at the annual meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote. Shares represented by proxies marked “FOR” will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Shares represented by proxies marked “Abstain” or withholding authority to vote for a specified nominee will not be counted in favor of any such nominee. In the absence of specific direction, shares represented by a proxy will be voted “FOR” the election of all nominees.
•Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for calendar year 2023 requires the affirmative vote of a majority of all votes cast on this proposal. Abstentions and broker non-votes, which are not treated as votes cast, will therefore have no effect on the results of such vote. In the absence of specific direction, shares represented by a proxy will be voted “FOR” the ratification.
•Advisory Vote on Executive Compensation. Approval of the advisory, non-binding resolution on our executive compensation requires the affirmative vote of a majority of all of the votes cast on this proposal. Abstentions and broker non-votes, which are not treated as votes cast, will therefore have no effect on the result of such vote.
How Do I Vote?
•Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your common shares at the meeting:
•Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the

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procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to authorize a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.
•Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of each of the nine nominees identified in this proxy statement, with each to serve as a director for a term expiring at the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified; (2) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for calendar year 2023; and (3) FOR the advisory, non-binding resolution on our executive compensation.
•In Person Attendance. You may vote your shares in person at the annual meeting. Even if you plan to attend the meeting in person, we recommend that you submit your proxy card or voting instructions or vote via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting. If you wish to attend the meeting and vote in person, you may contact Investor Relations at (917) 365-7979 for directions.
•Beneficial Owners. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian), you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting by mail, telephone and via the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker or other custodian, your shares are referred to as “uninstructed shares.” Under NYSE rules, your broker or other custodian does not have discretion to vote uninstructed shares on any of the Proposals other than Proposal 2, ratification of the appointment of our independent registered public accounting firm, because this is a routine matter. See “What is a Broker Non-Vote?”
How May I Revoke or Change my Vote?
You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:
•Submitting a later-dated proxy by mail, or through the Internet. Any later-dated proxy must be delivered to our Secretary at the address shown on the cover page of this proxy statement before the closing of the vote at the meeting.
•Attending the meeting and voting in person. Your attendance at the meeting will not in and of itself revoke any previously delivered proxy. You must also vote your shares at the meeting.
What Does it Mean if I Receive More Than One Proxy Card?
Some of your shares may be registered differently or in more than one account. You should vote each of your accounts by Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish

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to combine your accounts in the future, you should contact our transfer agent, AST Financial, at help@astfinancial.com, phone (800) 937-5449; outside the U.S., phone (718) 921-8300. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a stockholder.
What if I Receive Only One Set of Proxy Materials Although There are Multiple Stockholders at My Address?
If you and other residents at your mailing address own common shares you may have received a notice that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials. If you hold common shares in street name, you may have received this notice from your broker or other custodian and the notice may apply to each company in which you hold shares through that broker or custodian. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve resources. If you did not respond to a timely notice that you do not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials has been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to AST, Householding Department, 6201 15th Avenue, Brooklyn, NY 11219, or by calling telephone number (800) 937-5449. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your request to Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, Attention: Jessica K. Norman, Secretary, or by calling Ms. Norman at (267) 270-4812. If you are receiving multiple copies of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials, you may request householding by contacting Ms. Norman in the same manner.
How Can I Access the Proxy Materials Electronically?
This proxy statement and our 2022 annual report are available at the following website: http://www.astproxyportal.com/ast/18286/.
Will I Receive a Copy of the Annual Report and Form 10-K?
We have furnished our 2022 annual report with this proxy statement. The 2022 annual report includes our audited financial statements, along with other financial information about us. Our 2022 annual report is not part of the proxy solicitation materials. You may obtain, free of charge, a copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2022 by: (1) accessing our Internet site at www.irtliving.com and clicking on the “Investor Relations” link; (2) writing to our Secretary, Jessica K. Norman, at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103; or (3) calling Ms. Norman at (267) 270-4812. You may also obtain a copy of our Annual Report on Form 10-K and other periodic and current reports that we file with, or furnish to, the Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.
Who is Soliciting My Vote and Who Bears the Expenses of the Proxy Solicitation?
We are soliciting proxies and will bear the cost of the solicitations. Our directors, officers and regular employees may solicit proxies either personally, by letter or by telephone. We will not specifically compensate our directors, officers or employees for soliciting proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling

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proxy materials for beneficial owners of our common shares. We have retained D.F. King for a fee of $10,000, plus reasonable out of pocket expenses, to aid in the solicitation of proxies from our stockholders.
How Do I Submit a Stockholder Proposal for Next Year’s Annual Meeting?
Stockholder proposals may be submitted for inclusion in the proxy statement for our 2024 annual meeting of stockholders in accordance with rules of the SEC. See “Stockholder Proposals and Director Nominations — Stockholder Proposals Submitted Pursuant to Rule 14a-8” later in this proxy statement. Any stockholder who wishes to propose any business at the 2024 annual meeting, other than for inclusion in our proxy statement pursuant to Rule 14a-8, must provide timely notice and satisfy the other requirements in our Bylaws. As provided in our Bylaws, any notice provided by a stockholder advising that the stockholder intends to solicit proxies in support of director nominees other than our nominees must set forth the information required by SEC Rule 14a-19, the SEC's universal proxy rules, and comply with the requirements of these rules. Proposals should be delivered or mailed to our Secretary, Jessica K. Norman, at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103. See “Stockholder Proposals and Director Nominations — Director Nominations and Stockholder Proposals not Submitted pursuant to Rule 14a-8” later in this proxy statement.
PROXY SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting.
All references in this proxy statement to “IRT,” “we,” “us,” “our,” or the “Company” shall refer to Independence Realty Trust, Inc. and its subsidiaries.
VOTING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS

IRT’s 2023 annual meeting of stockholders will be held on Wednesday, May 10, 2023, at 9:00 a.m. (local time) at 3000 Two Logan Square Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103.
Only holders of record of our common stock at the close of business on March 10, 2023 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.
Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If any other matter should be properly presented at the annual meeting or any adjournment or postponement of the annual meeting for action by the stockholders, the persons named in the proxy card will vote the proxy in accordance with their discretion on such matter.
On or about March 22, 2023, we mailed a Notice of Internet Availability of Proxy Materials to stockholders. This proxy statement and the form of proxy are first being furnished to stockholders on or about March 22, 2023.

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VOTING MATTERS

Items of Business		Our Board’s Recommendation	Page Reference (for more detail)
1	The election of nine persons to our Board of Directors, each to serve for a term expiring at the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified.	✓ FOR each nominee	14
2	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for calendar year 2023.	✓ FOR	33
3	An advisory, non-binding resolution on our executive compensation.	✓ FOR	68
Stockholders will also consider any other business as may properly come before the annual meeting and any adjournment or postponement thereof.

2022 BUSINESS HIGHLIGHTS
IRT is a real estate investment trust that acquires, owns, operates, improves and manages multifamily apartment communities across non-gateway U.S. markets. As of December 31, 2022, we owned and operated 120 multifamily apartment properties that contain 35,526 units. Our properties are located in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Kentucky, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The primary business objective of IRT is to maximize stockholder value through diligent portfolio management, value add investments into our existing communities, strong operational performance, and a consistent return of capital through distributions and capital appreciation.

2022 FINANCIAL HIGHLIGHTS:
•Produced earnings per diluted share of $0.53
•Produced core funds from operations (CFFO") per share of $1.08
•Declared dividends per share of $0.54 per common share
•Generated combined same-store NOI growth of 13.7%*

*Please see "Compensation Discussion and Analysis" later in this proxy statement and Appendix A to this proxy statement for a discussion of non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.

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Our transformative merger and strategic capital recycling program increased exposure in the desirable Sunbelt region of the United States.

STAR MERGER:	Our merger with Steadfast Apartment REIT, Inc. ("STAR"), hereinafter, the "STAR Merger," was consummated in December 2021 in order to increase the scale and scope of our business, provide enhanced portfolio diversification and exposure to high growth markets, and to unlock synergies. During 2022, we successfully combined teams and integrated our property and revenue management systems across all former STAR communities, including merging human resource systems and benefit plans. We also completed property dispositions identified in conjunction with the STAR Merger that enabled us to delever our combined balance sheet.

PORTFOLIO UPDATES:	During 2022, we continued our capital recycling initiative aimed at disposing of assets that no longer meet our long-term strategy. Dispositions also allow us to realize a portion of the value created through our investments and provide additional liquidity. As part of this capital recycling initiative, we sold six communities, totaling 1,983 units, for a gross sale price of $257.1 million and recognized a total net gain on sale of $111.8 million. The sales represent a reduction in exposure to the Oklahoma City, Oklahoma, Louisville, Kentucky, Indianapolis, Indiana, and Terre Haute, Indiana markets. As of December 31, 2022, we had one community held for sale, totaling 277 units, the disposition of which closed during the first quarter of 2023. Additionally, we acquired three communities, totaling 678 units, for a gross purchase price of $203.4 million. These acquisitions expanded our reach in Nashville, Tennessee, Charlotte, North Carolina, and Tampa, Florida.

We advanced our value add programs, adding to our portfolio of communities prime for redevelopment.

VALUE-ADD INITIATIVE:
Our Value Add Initiative, comprised of renovations and upgrades at selected communities (12,583 units across 38 properties as of December 31, 2022) to drive increased rental rates, commenced in 2018. Through December 31, 2022, we had renovated 5,316 of the 12,583 units at an average cost per unit of $13,357 and achieved a return on our total renovation costs for these units of 19.6% (and approximately 21.6% on the interior portion of such renovation costs).

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JOINT VENTURE RELATIONSHIPS:
IRT has partnered with developers through preferred equity investments and joint venture relationships focused on new multifamily development to create another avenue for accretive capital allocation and to increase our options for capital investment. On March 31, 2022, we formed the Virtuoso joint venture to acquire and own a project in Huntsville, Alabama. The development of this project, comprised of 178 units, was completed in 2021. On June 3, 2022, we entered into a joint venture for the development of Lakeline Station, a 378-unit community to be built in Austin, Texas. The project is scheduled to be completed by the second quarter of 2024. On August 16, 2022, we entered into a joint venture for the development of The Mustang, a 275-unit community to be built in Dallas, Texas. The project is scheduled to be completed by the third quarter of 2024.

In 2022, we reduced our Net Debt to EBITDA to 6.9x and are focused on continuing to improve our leverage profile and on improving our balance sheet.

CAPITAL MARKETS:
In September 2022, we physically settled in full 2 million shares of our common stock that were previously sold on a forward basis under our at-the-market program (“ATM Program”). The forward shares were settled at a weighted average sales price of $24.97 per share and we received proceeds, net of sales commissions, of approximately $49.9 million. There were no forward sale transactions that had not settled as of December 31, 2022.

NEW TERM LOAN:
On July 25, 2022, we restructured our debt to secure a new $400 million term loan maturing in 2028, migrated from LIBOR to SOFR across our unsecured floating rate credit facility, paid off $300 million of term loans maturing in 2024 and paid down the revolving credit facility by $100 million. The $400 million of term loan carries a lower interest rate spread than the debt repaid.

We believe our advancements in 2022, along with our plans to continue to drive strong operating results, well position IRT to realize attractive growth in the multifamily sector for years to come.

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DIRECTOR HIGHLIGHTS

					Committee Memberships
Name	Age	Tenure (years)	Principal Profession	Independent	AC	CC	NGC	FIC	RC
Scott Schaeffer*†	60	11	Chairman of the Board and Chief Executive Officer of IRT
Stephen R. Bowie	72	2	Partner at Pacific Development Group	✓				C	X
Ned W. Brines	61	2	Chief Investment Strategy at Arnel & Associates	✓	X	X		X
Richard D. Gebert	65	5	Retired Audit Partner from Grant Thornton LLP	✓	C	X
Melinda H. McClure	55	6	Director of Arlington Asset Investment Corp.	✓	X		C
Thomas H. Purcell**	72	2	Chairman and Chief Executive Officer of the Curci Companies	✓			X
Ana Marie del Rio†	68	2	Chief Legal Officer of the Steadfast Companies						C
Deforest B. Soaries, Jr.	71	11	Retired Senior Pastor of First Baptist Church of Lincoln Gardens	✓		C		X
Lisa Washington	55	2	Chief Legal Officer and Senior Vice President of WSFS Financial Corporation	✓			X		X
* Chair of Board   ** Lead Independent Director  † Non-Independent Director C Chair   X Member
AC: Audit Committee   CC: Compensation Committee   NGC: Nominating & Governance Committee   FIC: Finance & Investment Committee   RC: Risk Committee

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CORPORATE SUSTAINABILITY HIGHLIGHTS
At IRT, we believe that operating multifamily real estate can be conducted with a conscious regard for the environment and wider society while mutually benefiting our residents, investors, employees and the communities we serve. We seek to adopt policies and enact practices which are sustainable and socially responsible.
We are aligned with our Board in our commitment to corporate social responsibility and good governance, as evidenced by our concerted efforts over recent years to enact changes to increase transparency and adopt practices which are in the best interest of all stakeholders. On December 12, 2022, we published our inaugural Sustainability Report. This report is an opportunity to share our sustainability progress and vision for the future. The data and disclosures within the report cover our operations which are aligned with the Sustainability Accounting Standards Board (SASB) Standards for the real estate industry. We also have identified the United Nations Sustainable Development Goals (SDGs) that we believe best align our business activities and key priority areas. For the full report, please visit https://investors.irtliving.com/sustainability/. The following are some of the initiatives taken over recent years by us and our board to bolster our ESG program and enhance disclosure to our key stakeholders.

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GOVERNANCE HIGHLIGHTS
We are dedicated to establishing and maintaining good corporate governance standards in order to serve the interests of our stockholders and better align the interests of directors and management with those of our stockholders. The following are key attributes of our governance framework:

➢7 of 9 Director Nominees are Independent
➢Annual Election of Directors
➢Lead Independent Director
➢Independent Audit, Compensation, Nominating and Governance, and Finance and Investment Committees
➢Regular Executive Sessions of Independent Directors
➢Risk Oversight by Board and Committees
➢Authority for Board to retain outside advisors
➢Annual Board Self-Assessment Process
➢Ongoing Board Refreshment Process
➢Mandatory Retirement Age for Directors
➢Limitation of Service on other Boards
➢Nominating and Governance Committee oversight of Corporate Sustainability

➢Express Board Diversity Commitment in Corporate Governance Guidelines
➢Commitment to Diversity – 33% of Directors are female; 33% of Directors are racially or ethnically diverse
➢Regular Succession Planning
➢Active Stockholder Engagement
➢No Stockholder Rights Plan
➢Internal Disclosure Committee for Financial Reporting
➢Share Ownership Guidelines for Directors and Executive Officers
➢Prohibition against Hedging of Company shares
➢Stockholder ability to amend Bylaws
➢Executive Compensation driven by Objective Pay for Performance Philosophy

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ENVIRONMENTAL & COMMUNITY COMMITMENTS
We believe that operating multifamily real estate can be conducted with a conscious regard for the environment and wider society while mutually benefiting our residents, investors, associates, and the communities we serve. We seek to adopt policies and enact practices which are sustainable and socially responsible. The following are initiatives we have undertaken which serve to reduce our impact on the environment and increase our contribution to society:

PROTECTING OUR EARTH:
☑ REDUCE CONSUMPTION by implementing a paperless leasing program and utilizing programmable thermostats at our leasing offices and by maintaining the majority of our corporate office locations in LEED and Energy Certified buildings.
☑ CONSERVE WATER by upgrading plumbing fixtures, retrofitting communities with low-flow toilets, showerheads, or aerators, identifying increased water usage to alert community managers, identifying leaks, and planting native landscape where possible to reduce watering needs and irrigation.
☑ ENERGY MANAGEMENT through the implementation of LED lighting retrofits and the replacement of outdated appliances with more energy efficient models.
☑ SUPPORT CARBON REDUCTION through a partnership with One Tree Planted to support reforestation projects in the U.S. In 2022, IRT was responsible for planting approximately 15,600 trees in Florida and Montana.
☑ GENERATE COMPANY-WIDE BUY-IN through our sustainability committee comprised of cross-functional IRT team members, which seeks to educate our associates and residents so that they can make sustainable choices and lessen their overall impact on the environment.

SUPPORTING OUR COMMUNITIES:
☑ INVESTING IN BROADER SOCIETY by partnering with non-profit and community organizations to support people facing homelessness, underserved youth, and financial literacy. We have maintained relationships with several groups including: the Boys & Girls Clubs of America, Project Home, dFree Global Foundation, and other charities located in the heart of the communities we serve.
☑ FIGHT HOMELESSNESS by partnering with Shelters to Shutters to employ and provide discounted housing to qualified individuals experiencing situational homelessness.
☑ ENCOURAGE ETHICAL CONDUCT by seeking at all times to conduct our business in accordance with the highest standards of ethics and compliance. We maintain a Code of Ethics, a Vendor Code of Conduct and a Whistleblower Policy. In addition, IRT maintains an ethics hotline hosted by an independent, professional reporting service retained by the Company to assist with receiving reports of compliance concerns and suspected violations, and it is available 24 hours a day, 7 days a week.

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STAKEHOLDER ENGAGEMENTS
We are committed to understanding the priorities and perspectives of all of our stakeholders and operating our business in a manner which aligns with their interests. The following initiatives are core components of our corporate sustainability strategy which we believe support our stakeholders:

CARING FOR OUR EMPLOYEES:
☑ ENHANCE DIVERSITY & INCLUSION through training, appreciation initiatives and associate committees.
☑ PROMOTE PAY EQUITY through fair, equal and non-discriminatory compensation practices.
☑ EDUCATE ASSOCIATES by providing robust training and financial assistance for certifications and continued education.
☑ SURVEY ASSOCIATES to identify employee needs and implement changes to foster a positive work environment.
☑ SUPPORT ASSOCIATES with comprehensive benefits packages including medical, vision, dental, 401(k) & paid time off.
☑ REWARD ASSOCIATES with incentive pay and an equity compensation program.

SERVING OUR RESIDENTS:
☑ SURVEY OUR RESIDENTS regularly and tie feedback to compensation for our property management teams.
☑ UPGRADE PROPERTIES with new, desirable amenities to enhance the resident living experience.
☑ ENGAGE WITH OUR RESIDENTS through regularly hosted community events.
☑ MAINTAIN APARTMENT HOMES through robust and systematic preventative maintenance programs and with rapid responses to any service-related issue.

ENGAGING WITH OUR STOCKHOLDERS:
☑ ACTIVE, YEAR-ROUND ENGAGEMENT with our investors to share our perspective on management and solicit their feedback on ongoing Company initiatives and performance.
☑ HOST ON-SITE PROPERTY TOURS to allow investors an up-close view of our core assets.
☑ ACTIVELY PARTICIPATE & PRESENT REGULARLY at industry conferences.

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PROPOSAL 1. ELECTION OF DIRECTORS
Directors
Our business and affairs are managed under the direction of the Board of Directors. Our Board currently consists of nine directors, all of whom have been nominated for election at the annual meeting, with each to serve for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified.
In selecting nominees, our Board and its Nominating and Governance Committee, which we refer to as our Nominating Committee, assess the independence, character and acumen of candidates and endeavor to establish areas of core competency of the Board, including industry knowledge and experience; management, accounting and finance expertise; and demonstrated business judgment, leadership and strategic vision. Our Board values diversity of backgrounds, experience, perspectives and leadership in different fields when identifying nominees.
The Board, upon the recommendation of the Nominating Committee, has nominated each of Scott F. Schaeffer, Stephen R. Bowie, Ned W. Brines, Richard D. Gebert, Melinda H. McClure, Thomas H. Purcell, Ana Marie del Rio, DeForest B. Soaries, Jr., and Lisa Washington for election at the annual meeting to serve for a term expiring at the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified. We believe that each of our director nominees has the specific qualifications, attributes, skills and experience necessary to serve as an effective director on our Board, as indicated directly below the biographical summaries of each of them.
We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, then proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.
The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees named in this Proposal 1 to serve as a director for a term expiring at the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified.

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Board Expertise
The Board believes that experience or expertise in the following areas is particularly relevant to IRT’s business model and should be possessed by one or more members of the Board. These factors, along with others, were considered in selecting the nominees for election. Collectively, our nominees standing for election possess the following skills and expertise:

Corporate Governance
Commercial Real Estate
Sustainability & Corporate Responsibility
Financial Literacy
Risk Oversight
Business Administration
Capital Allocations
Privacy/ Technology

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Board Composition

The Board believes that diversity of backgrounds, experience, perspectives and leadership in different fields, along with ongoing board refreshment, is important to ensure the broadest range of ideas and perspectives are contributed to Board discussions and to represent our associates, residents and investors. Moreover, in furtherance of our Board's commitment to a policy of inclusiveness and in pursuit of diversity, our Corporate Governance Guidelines require our Nominating and Governance Committee to include, and requires any search firm it engages to include, racially/ethnically and gender diverse candidates in the initial pool from which the Nominating and Governance Committee selects director candidates and requires that any firm it may engage for any external search for a chief executive officer candidate to include racially/ethnically and gender diverse candidates in the initial pool. Set forth below is a snapshot of the composition of our Board of Directors immediately following the Annual Meeting if the nine individuals nominated for election at the annual meeting are re-elected.

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Director Biographies
Set forth below are biographical summaries of the individuals nominated for election at the annual meeting.

SCOTT F. SCHAEFFER

Chair of the Board and Chief Executive Officer Director since: January 2011 Age: 60
Mr. Schaeffer has served as the Chair of our Board since January 2011, as our Chief Executive Officer since February 2013 and as our president from February 2013 to August 2014. He will take the additional title of President, effective May 1, 2023. He served as the chief executive officer of RAIT Financial Trust, or RAIT, a real estate investment trust, from February 2009 to December 2016 and as its chair from December 2010 to October 2016. Prior to his position as the chief executive officer of RAIT, Mr. Schaeffer held various other executive positions at RAIT from September 2000. Mr. Schaeffer resigned from RAIT when we completed transactions to internalize our management and separate from RAIT in December 2016, which we refer to as our management internalization. Mr. Schaeffer served as the vice chair of the board of directors of Resource America, Inc. (NASDAQ: REXI), a specialty finance company, from 1998 to 2000, and as a director until October 2002. In addition to his roles on the board of directors, Mr. Schaeffer served in several senior management positions at Resource America from 1995 to 1998. Mr. Schaeffer also served as president of Resource Properties, Inc., a wholly owned real estate subsidiary of Resource America, from 1992 to 2000. Mr. Schaeffer currently serves as a National Trustee of the Boys and Girls Club of America, a position he has held since 2018. Mr. Schaeffer holds a Bachelor of Science in Commerce from Rider University in Lawrenceville, New Jersey.

Key Attributes, Experiences and Skills: Mr. Schaeffer was selected to serve on our Board primarily because of his extensive experience as a chief executive officer of a public REIT and his lengthy career in real estate. Mr. Schaeffer’s position as our Chief Executive Officer, with his detailed knowledge of our business, and his ability to drive and oversee our business strategy, coupled with his communications skills and ability to foster diverse perspectives, make him a highly effective executive Chair.

STEPHEN R. BOWIE

Independent Director Committees: Finance & Investment (Chair), Risk Director since: December 2021 Age: 72
Stephen R. Bowie has served as one of our independent directors since the consummation of the Merger in December 2021. Mr. Bowie also served as an independent director of Steadfast Apartment REIT, Inc. from March 2020 to December 2021 and STAR III from January 2016 to March 2020. Mr. Bowie currently is a partner with Pacific Development Group, a position he has held since 1987, specializing in the development and management of neighborhood and community shopping centers throughout California, with a primary responsibility in the development of new projects. From 1979 to 1987, Mr. Bowie served as president of Bowie Development Company, Inc., a California corporation. Mr. Bowie earned a Bachelor of Science degree in business administration from the University of Southern California. Mr. Bowie is a member of the International Council of Shopping Centers and a licensed real estate broker in California, and serves on multiple boards, including the Northrise University Initiative 501(c)(3) and the Northrise University Board of Trustees, and Northrise University Board of Regents.

Key Attributes, Experiences and Skills: Mr. Bowie was selected to serve on our Board primarily because of his extensive experience in the real estate industry.

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NED W. BRINES

Independent Director Committees: Audit, Compensation, Finance & Investment Director since: December 2021 Age: 61
Ned W. Brines has served as one of our independent directors since the consummation of the Merger in December 2021. Mr. Brines also served as an independent director of Steadfast Apartment REIT, Inc. from March 2020 to December 2021, an independent director of SIR from October 2012 to March 2020, an independent director of STAR III from January 2016 to March 2020 and served as an independent trustee of Stira Alcentra Global Credit Fund from March 2017 to May 2019. Mr. Brines is presently the Chief of Investment Strategy for Arnel & Affiliates where he oversees the management of the assets of a private family with significant and diversified holdings. From 2012 to 2016, Mr. Brines served as the Chief Investment Officer for the Citizen Trust Wealth Management and Trust division of Citizens Business Bank, where he was responsible for the investment management discipline, process, products and related sources. In addition, in September 2008 Mr. Brines founded Montelena Asset Management, a California based registered investment adviser firm. From June 2010 to July 2012, Mr. Brines served as a portfolio manager for Andell Holdings, a private family office with significant and diversified holdings. From May 2001 to September 2008, Mr. Brines served as a Senior Vice President and senior portfolio manager with Provident Investment Counsel in Pasadena, managing its Small Cap Growth Fund with $1.6 billion in assets under management. Mr. Brines was with Roger Engemann & Associate in Pasadena from September 1994 to March 2001 where he served as both an analyst and portfolio manager for their mid cap mutual fund and large cap Private Client business as the firm grew from $3 billion to over $19 billion in assets under management. Mr. Brines earned a Master of Business Administration degree from the University of Southern California and a Bachelor of Science degree from San Diego State University. Mr. Brines also holds the Chartered Financial Analyst designation and is a member of the Global Capital Market Allocation Committee for the Milken Institute. Mr. Brines is involved in various community activities, including serving on the investment committee of City of Hope.

Key Attributes, Experiences and Skills: Mr. Brines was selected to serve on our Board primarily because of several years' experience in investment management.

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RICHARD D. GEBERT

Independent Director Committees: Audit (Chair), Compensation Director since: October 2017 Age: 65
Mr. Gebert has served as one of our independent directors since October 2017. He has served as a board and audit committee member of The Association of Corporate Growth (ACG Global), a membership organization focused on middle market growth from September 2016 to October 2019. Prior to that from 1995 to July 2016, he was an audit partner of Grant Thornton LLP, a national accounting firm. In addition to serving as an audit partner with Grant Thornton LLP, Mr. Gebert held the following additional roles at Grant Thornton LLP: (i) member of the Senior Leadership Team from August 2013 to July 2016, (ii) East Region Managing Partner from 2011 to July 2016, (iii) Managing Partner of Philadelphia Office from 1999 to 2011, and (iv) member of the Partnership Board from 2003 to 2011. Before joining Grant Thornton LLP, he was employed at AG Epstein Co from 1979 to 1995, a local accounting firm that eventually merged into Grant Thornton LLP.  Mr. Gebert became a partner at AG Epstein Co in 1987. While in practice, Mr. Gebert was a member of the American Institute of Certified Public Accountants (AICPA), the Pennsylvania Institute of Certified Public Accountants (PICPA), and the Georgia Society of Certified Public Accountants. Mr. Gebert was a certified public accountant, and he holds a Bachelor of Business Administration from Temple University.

Key Attributes, Experiences and Skills: Mr. Gebert was selected to serve on our Board because of his extensive experience and expertise in financial reporting, accounting and controls, his deep understanding of risk management and finance, and his involvement in executive leadership.

MELINDA H. McCLURE

Independent Director Committees: Nominating & Governance (Chair), Audit Director since: June 2017 Age: 55 Other Public Company Boards: Arlington Asset Investment Corp.
Ms. McClure was the founding director and CEO of VisionBank (in organization) and became the executive vice president and head of strategic planning for Old Dominion National Bank, a community bank headquartered in the Greater Washington region upon the two firms' combination; a position she retained until July 2021. She is an independent director of Arlington Asset Investment Corp. (NYSE: AAIC). Ms. McClure is the managing member of CLB Dallas, a private firm focused on early childhood education. She served from 2006 to 2018 as the principal of Democracy Funding LLC, a registered broker-dealer and its affiliates focused on providing capital markets and advisory services to government agencies including the United States Department of Treasury and the Federal Deposit Insurance Corporation as well as to private sector financial services and real estate companies. Ms. McClure served in numerous positions at FBR & Co, an investment bank, from 1991 to 2006 including, as senior managing director of investment banking where she focused on providing capital markets and advisory services to middle market financial services and real estate companies. Ms. McClure served on the board of directors of the Bank of Georgetown, a privately held community bank headquartered in Washington, D.C. from its inception in 2005 to its sale to UnitedBank in 2016. While a director of the Bank of Georgetown she served as the chairman of the strategic planning committee, and as a member of the compensation committee. She earned her Bachelor of Arts Degree from the University of Richmond.

Key Attributes, Experiences and Skills: Ms. McClure was selected to serve on our Board because of her extensive leadership experience in the asset management, financial services, and real estate industries.

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THOMAS H. PURCELL

Lead Independent Director Committees: Nominating & Governance Director since: December 2021 Age: 72
Thomas H. Purcell has served as one of our independent directors since the consummation of the Merger in December 2021. Mr. Purcell also served as an independent director of Steadfast Apartment REIT, Inc. from August 2013 to December 2021. Mr. Purcell has been actively involved in the real estate development business since 1972. Since September 2009, Mr. Purcell has served as chairman and chief executive officer of the Curci Companies, a family real estate investment company that owns and manages real estate throughout the western United States. Before that, Mr. Purcell was Co-Founder and President of Spring Creek Investors, LLC, a private equity capital business focused on real estate development. Mr. Purcell also served as President of Diversified Shopping Centers, were he developed and managed neighborhood and community shopping centers. From 1977 to 1996, Mr. Purcell was Co-Founder and served as President of a shopping center development business that developed and renovated over four million square feet of retail shopping centers. Since 2007, Mr. Purcell has been Vice Chairman and board member of Bixby Land Company, a private industrial REIT, where he also chairs the investment committee and is a member of the compensation committee of the Board of Directors (the “Compensation Committee”). Mr. Purcell is a member of the International Council of Shopping Centers, (“ICSC”), and previously served as Western Division Vice President and on the board of trustees and executive committee of ICSC. He was Western Division Vice President of ICSC and served on the organization’s board of trustees and executive committee. He also was a trustee of the ICSC Educational Foundation. Mr. Purcell formerly served as a board member of the California Business Properties Association and an advisory board member of Buchanan Street Partners and Western National Realty Fund. Mr. Purcell received a Bachelor of Science in Finance from the University of Southern California.

Key Attributes, Experiences and Skills: Mr. Purcell was selected to serve on our Board primarily because of his prior experience as an executive of real estate investment and development companies.

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ANA MARIE DEL RIO

Committees: Risk (Chair) Director since: December 2021 Age: 68
Ana Marie del Rio has served as a director since the consummation of the Merger in December 2021. Ms. Del Rio also served as a director of Steadfast Apartment REIT, Inc. from April 6, 2020 to December 2021 and served as Secretary and Compliance Officer from September 2013 through August 2020. Ms. del Rio also served as Secretary and Compliance Officer of SIR, positions she held from its inception in May 2009 through March 2020, and Secretary and Compliance Officer of STAR III, positions held from August 2015 through March 2020. Ms. del Rio also serves as the Chief Legal Officer for Steadfast Companies and manages its Legal Services, Compliance, Risk Management and Human Resources Departments. In addition, Ms. del Rio works closely with Steadfast Management Company, Inc. in the management of Steadfast Companies’ residential apartment homes. Prior to joining Steadfast Companies in April 2003, Ms. del Rio was a partner in the public finance group at Orrick, Herrington & Sutcliffe, LLP, where she practiced from September 1993 to April 2003, representing both issuers and underwriters in financing single-family and multifamily housing and other types of public-private and redevelopment projects. From 1979 to 1993, Ms. del Rio co-owned and operated a campaign consulting and research company specializing in local campaigns and ballot measures. Ms. del Rio received a Juris Doctor from the University of the Pacific, McGeorge School of Law, and a Master of Public Administration and a Bachelor of Arts from the University of Southern California. Ms. del Rio serves as president of the board of directors of Thomas House, a nonprofit corporation, and is a lecturer for the University of California, Irvine, School of Law, Community and Economic Development Clinic.

Key Attributes, Experiences and Skills: Ms. del Rio was selected to serve on our Board primarily because of her extensive experience and prior service in the real estate industry and legal compliance at University of California, Irvine, School of Law and serves as president of the Board of Directors of Thomas House on the Board of Directors of Project Access, a nonprofit organization servicing the homeless and low-income in the community.

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DEFOREST B. SOARIES, JR., D.MIN

Independent Director Committees: Compensation (Chair), Finance & Investment Director since: February 2011 Age: 71 Other Public Company Boards: Ocwen Financial Corporation
Dr. Soaries has served as one of our independent directors since February 2011. Dr. Soaries has served as a director for the Federal Home Loan Bank of New York since January 2009, a position which he previously held from February to December 2003. In this capacity, he served on the affordable housing committee that reviews and approves housing development projects for government funding. Since 1990, he has served as the Senior Pastor of the First Baptist Church of Lincoln Gardens in Somerset, New Jersey, where he currently leads a congregation of 7,000 members. Since January 2015, he has served as a director on the board of directors, or the Ocwen board, of Ocwen Financial Corporation (NYSE: OCN), a publicly traded financial services holding company, and serves as a member of the audit committee of the Ocwen board. From 2004 to 2005, he served as the first chair of the U.S. Election Assistance Commission (EAC), appointed by former President George W. Bush and confirmed by the U.S. Senate. From 1999 to 2002, Dr. Soaries served as Secretary of State of New Jersey. In this capacity, he served for three years on the Governor’s Urban Coordinating Council that guided state policy on real estate development, most of which was apartment real estate development. Dr. Soaries was a professor at the Drew University Theological School in Madison, New Jersey from 1997 to 1999, Kean University in Union, New Jersey from 1993 to 1994 and Princeton Theological Seminary in Princeton, New Jersey from 1992 to 1993 and an assistant professor at Mercer County Community College in Trenton, New Jersey from 1989 to 1991. He has led the development, ownership, conversion and management of several apartment projects as a community development executive. Dr. Soaries holds a Bachelor of Arts in Urban and Religious Studies from Fordham University in Bronx, New York, a Master of Divinity from Princeton and a Doctor of Ministry from United Theological Seminary in Dayton, Ohio.

Key Attributes, Experiences and Skills: Dr. Soaries was selected to serve on our Board primarily because of his diverse background in banking, community development, apartment properties, government and as a director of the Federal Home Loan Bank of New York.

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LISA WASHINGTON

Independent Director Committees: Nominating & Governance, Risk Director since: January 2021 Age: 55
Lisa Washington has served as one of our independent directors since January 2021. Ms. Washington is Chief Legal Officer (“CLO”) and a Senior Vice President of WSFS Financial Corporation (NASDAQ: WSFS), the financial services holding company of Wilmington Savings Fund Society, a position which she has held since September 2019. In addition, Ms. Washington serves as Chair of the Board of JEVS Human Services, Inc., a not-for-profit social service organization, and is also a Board Member and Secretary of the Rosenbach Museum & Library in Philadelphia. From July 2018 to September 2019, Ms. Washington served as a legal advisor and consultant through Washington Consulting, LLC to Atlas Energy Group, LLC, an energy exploration and production company. From February 2012 until July 2018, Ms. Washington served as the CLO and Secretary of Atlas Energy Group, LLC. Ms. Washington served as CLO and Secretary at the general partner of Atlas Energy, L.P., from January 2006 until February 2015. From September 2016 to July 2018, she served as the Vice President, CLO and Secretary of Titan Energy, LLC, a publicly traded exploration and production company, and before that was Vice President, CLO and Secretary of Titan’s predecessor, Atlas Resource Partners, L.P. Ms. Washington also held the same titles at the general partner of Atlas Pipeline Partners, L.P., a publicly-traded master limited partnership that provided natural gas gathering and processing services from 2005 until February 2015. Ms. Washington served as CLO and Secretary of the general partner of Atlas Growth Partners, L.P. since its inception in 2013 until July 2018. From 1999 to 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP. Ms. Washington holds a J.D. from the University of Pennsylvania Law School, an M.B.A. in Public Policy and Finance from The Wharton School, and an A.B. in Comparative Literature from Princeton University.

Key Attributes, Experiences and Skills: Ms. Washington was selected to serve on our Board because of her expertise in corporate governance and risk management for public companies and her extensive experience and involvement in executive leadership.

Corporate Governance Documents
Our shares of common stock are listed on the NYSE under the symbol “IRT” and we are subject to the NYSE’s listing standards. We have adopted corporate governance guidelines and charters for our Audit, Compensation and Nominating Committees in compliance with NYSE listing standards.
The following key governance documents are available on our website at www.irtliving.com:
KEY CORPORATE GOVERNANCE DOCUMENTS

•Corporate Governance Guidelines •Audit Committee Charter •Compensation Committee Charter •Nominating and Governance Committee Charter •Insider Trading Policy	•Clawback Policy •Stock Ownership Guidelines •Section 16 Reporting Compliance Procedures •Code of Ethics •Whistleblower Policy
These documents are also available free of charge by writing to Independence Realty Trust, to our Secretary, Jessica K. Norman, at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103 or by calling Ms. Norman at (267) 270-4812. No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

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Director Independence and Independence Determinations
None of our directors qualifies as independent unless our Board affirmatively determines that the director has no direct or indirect material relationship with us. Our Corporate Governance Guidelines define independence in accordance with the independence standards established by the NYSE and require our Board to review the independence of all directors at least annually. Our Board has affirmatively determined that seven of our nine directors are independent under NYSE standards, specifically: Mss. McClure and Washington, Dr. Soaries and Messrs. Bowie, Brines, Gebert and Purcell. In making its independence determinations, our Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).
Board Leadership Structure
Our Board’s leadership structure is designed to promote Board effectiveness and to appropriately allocate authority and responsibility between Board and management. Our Board has no policy in principle with respect to the separation of the offices of Chair and Chief Executive Officer. Since February 2013, Mr. Schaeffer has served as both Chair and Chief Executive Officer. Our Board considered Mr. Schaeffer’s significant experience in all aspects of our business as part of its rationale for deciding to combine the roles of Chair and Chief Executive Officer. Our Board believes that our current leadership structure is appropriate at this time because the structure enhances Mr. Schaeffer’s ability to provide strong and consistent leadership and a unified voice for us and because our Board believes its governance processes, as reflected in our Corporate Governance Guidelines and Board committee charters, preserve Board independence by ensuring independent discussion among directors and independent evaluation of, and communication with, members of senior management. To further preserve Board independence, our Corporate Governance Guidelines require the independent directors to appoint a Lead Independent Director if the role of the Chair is combined with that of the Chief Executive Officer. Our Lead Independent Director further enhances the Board’s leadership structure and effectiveness by focusing on the Board’s processes and priorities, and facilitating independent oversight of management. The Lead Independent Director promotes open dialogue among the independent and non-management directors during Board meetings, at executive sessions without the presence of the Chief Executive Officer, and between Board meetings.
Executive Sessions of Non-Management Directors
Our Board holds executive sessions of non-management and independent directors, on a regular basis, but not less frequently than quarterly. In addition, our corporate governance guidelines provide that the independent directors will meet in executive session at least once a year. Our Corporate Governance Guidelines provide that the Lead Independent Director shall preside at these meetings.
Lead Independent Director
Our Corporate Governance Guidelines provide that when the positions of Chair and Chief Executive Officer are combined, the independent directors shall annually appoint an independent director to serve as Lead Independent Director for a one-year term and until his or her successor is appointed. The Lead Independent Director will preside at any meeting of the Board at which the Chair is not present, including at executive sessions for independent and non-management directors, at meetings or portions of meetings on topics where the Chair or the Board raises a possible conflict, and when requested by the Chair. The Lead Independent Director may call meetings of the independent and non-management directors or of the Board, at such time and place as he or she determines.
The Lead Independent Director will approve Board meeting agendas and schedules for each Board meeting, and may add agenda items in his or her discretion. The Lead Independent Director will have the opportunity to review, approve and/or revise Board meeting materials for distribution to and consideration by the Board; will facilitate communication between the Chair and Chief Executive Officer and the independent and non-management directors, as appropriate; will be available for consultation and communication with stockholders where appropriate; and will perform such other functions as the Board may direct.

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Communications with our Independent Directors and Board
Our Corporate Governance Guidelines provide that any interested parties desiring to communicate with our independent directors may directly contact such directors by delivering correspondence in care of our Secretary at our principal executive offices at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103. In addition, stockholders may send communications to our Board by sending them to in care of our Secretary. The Secretary will forward these communications to the Chair of the Audit Committee, who will distribute them to the directors to whom the communications are addressed or as the subject matter warrants. If a stockholder prefers to raise concerns in a confidential or anonymous manner, the concern may be sent in care of our Compliance Officer at our principal executive offices.
Limits on Service on Other Boards
In our Corporate Governance Guidelines, our Board recognizes its members benefit from service on the boards of other companies. The Board encourages this service but also believes it is critical that our directors have the opportunity to dedicate sufficient time to their service on IRT’s Board. To this end, our Corporate Governance Guidelines provide that our directors may not serve on more than two other public company boards (excluding the Board) without the Board’s consent. None of our directors currently serve on more than one other public company board.
Director Tenure
Our directors are elected annually. Our Board does not believe it should establish term limits for directors, as it believes term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. Instead the Board prefers to rely upon the evaluation procedures described below as the primary method of ensuring each director continues to act in a manner consistent with the best interests of the Company, its stockholders, and the Board.
Risk Oversight
Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the anticipation, identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, among other things, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks. Our Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below. Our Audit Committee oversees risks and exposures associated with financial matters, particularly financial reporting, tax (including compliance with REIT rules), accounting, disclosure, internal control over financial reporting, cybersecurity, financial policies, investment guidelines, development and leasing, and credit and liquidity matters. In addition, the Audit Committee oversees our enterprise risk management practices to ensure that we are equipped to anticipate, identify, prioritize, and manage material risks to the Company. Our Compensation Committee oversees risks associated with our executive compensation programs and arrangements, including incentive plans. Our Nominating Committee oversees risks associated with leadership, succession planning and talent development; and corporate governance. Our Finance & Investment Committee oversees our financial risk management and hedging strategies. Our Risk Committee assists our Board in its oversight of our enterprise risk management framework, our overall risk-taking tolerance and our management of financial, reputational and operational risks.

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RISK OVERSIGHT RESPONSIBILITIES OF THE BOARD AND ITS COMMITTEES
Code of Ethics
We maintain a code of ethics for our directors, officers and employees in compliance with NYSE listing standards and the definition of a “code of ethics” set forth in applicable rules of the Securities and Exchange Commission, or SEC. The code of ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any waiver of the code of ethics for executive officers or directors may only be made by a majority vote of the disinterested directors or by the Audit Committee, acting as the Board’s “conflicts of interest” committee; and any waiver will be disclosed promptly as required by law or stock exchange regulation, and, in addition, amendments to or waivers of our code of ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and that relate to any matter enumerated in Item 406(b) of Regulation S-K promulgated by the SEC will be disclosed on our website at www.irtliving.com.

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Hotline Submissions
Our Audit Committee has established procedures, set forth in our code of ethics, for the submission of complaints about our accounting or auditing matters. These procedures include a hotline for the anonymous and confidential submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or auditing matters will be reported to the Chair of our Audit Committee. Our current hotline number is (844) 348-1579.
Board and Committee Meetings; Attendance
Our Board held 12 meetings during 2022. Our Board currently has a standing Audit Committee, Compensation Committee, Nominating Committee, Finance & Investment Committee and Risk Committee. Agendas, schedules, and information distributed for meetings of Board committees are the responsibility of the respective Committee Chairs. All directors may request agenda items, additional information, and/or modifications to schedules as they deem appropriate, both for the Board and the committees on which they serve.
The table below provides 2022 membership and meeting information for each of these committees:

Board Member	Audit	Compensation	Nominating & Governance	Finance & Investment	Risk
Scott F. Schaeffer*
Stephen Bowie				X	X
Ned W. Brines	X	X	X
Richard D. Gebert	Chair	X
Melinda H. McClure**			Chair
Ella S. Neyland†
Thomas Purcell	X			Chair
Ana Marie del Rio					Chair
DeForest Soaries, Jr., D.Min		Chair	X
Lisa Washington				X	X
Meetings held in 2022	8	8	4	5	4
*Chair of the Board
**Lead Independent Director
† Effective December 15, 2022. Ms. Neyland resigned from the Board and from employment as Chief Operating Officer ("COO")
In 2022, all of the then-serving directors attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by committees of the Board on which he or she served. Our Corporate Governance Guidelines provide that our directors are expected to attend our annual meeting of stockholders. All but one of our then-serving directors attended our 2022 annual meeting of stockholders either in person or by video conference.
Audit Committee
Each member of our Audit Committee is independent under NYSE standards and SEC regulations and each member of our Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The charter of our Audit Committee requires such independence and financial literacy as a condition to continued membership on the Audit Committee. Mr. Gebert, the Audit Committee Chair, is qualified as an

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“audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of Mr. Gebert based on his education and experience in analyzing financial statements of a variety of companies.
Our Audit Committee operates pursuant to a written charter adopted by our Board and reviewed for adequacy annually by the committee.

THE PRINCIPAL FUNCTIONS OF THE AUDIT COMMITTEE RELATE TO OVERSIGHT OF:
•our accounting and the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•the qualifications, independence and performance of our independent registered public accounting firm;
•the performance of our internal audit function;
•our compliance with our code of ethics, including the review and assessment of related party transactions and the granting of any waivers to the code of ethics; and
•risks and exposures as described above under “Risk Oversight.”

Our Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
The Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement. The Audit Committee has adopted audit and non-audit services pre-approval guidelines.
Our Board has delegated oversight of compliance with our code of ethics to the Audit Committee, including the review of related party transactions and the granting of waivers to the code of ethics. If the Audit Committee grants any waivers to the code of ethics for any of our executive officers and directors, we will promptly disclose such waivers as required by law or NYSE regulations.
Compensation Committee
Each member of our Compensation Committee is independent under NYSE standards. The charter of our Compensation Committee requires such independence as a condition to continued membership on the Compensation Committee. Dr. Soaries is the Compensation Committee Chair. Our Compensation Committee operates pursuant to a written charter adopted by our Board and reviewed for adequacy annually by the committee.

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THE PRINCIPAL FUNCTIONS OF THE COMPENSATION COMMITTEE INCLUDE:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the compensation of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of the Named Executive Officers;
•reviewing and approving our executive compensation policies and plans;
•administering our incentive compensation equity-based plans;
•producing a report on executive compensation to be included in our annual proxy statement; and
•reviewing and approving compensation for non-employee directors.

Our Compensation Committee retained Semler Brossy Consulting Group as its consultant for 2022. We describe the role of the Compensation Committee’s consultant in the “Compensation Discussion and Analysis – Role of Compensation Consultant” later in this proxy statement.
Nominating Committee
Each member of our Nominating Committee is independent under NYSE standards. The charter of our Nominating Committee requires such independence as a condition to continued membership on the Nominating Committee. Ms. McClure is the Nominating Committee Chair. Our Nominating Committee operates pursuant to a written charter adopted by our Board and reviewed for adequacy annually by the committee.

THE PRINCIPAL FUNCTIONS OF THE NOMINATING COMMITTEE INCLUDE:
•identifying qualified candidates for election as directors and recommending to the Board nominees for election as directors at the annual meeting of stockholders or for appointment to fill vacancies;
•developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•making recommendations to the Board on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•overseeing engagement efforts with stockholders and key stakeholders, including ESG ratings agencies;
•overseeing the evaluation of the Board, its committees and management; and
•annually facilitating the assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards.

The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the Board, the Nominating Committee solicits candidate recommendations from its own members, other directors and management. It also may engage the services and pay the fees of a professional search firm to assist it in identifying potential director nominees. The Nominating Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating Committee considers whether to fill those vacancies and, if applicable, considers various potential director candidates. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. The Nominating Committee seeks to make its recommendations for director nominees for each annual meeting to the Board by the end of the first quarter each year.
The Nominating Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating Committee-recommended nominee. The Nominating Committee seeks to

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ensure that the membership of the Board and each committee of the Board satisfies all relevant listing standard requirements of the NYSE and applicable laws and regulations and all requirements of our governance documents, as well as to provide directors who have a mixture of skills relevant to our business. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the Nominating Committee may look for in any particular director nominee depends on the qualifications, qualities, experience and skills of the rest of the directors at the time of any vacancy on the Board.
However, the Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of our business. Consistent with our Board's views with respect to diversity, our Corporate Governance Guidelines and the Charter of our Nominating Committee specifically require that diverse candidates, based on ethnicity and gender, be included in the initial pool for any external search for director candidates. In addition, any search firm used for conducting any such searches is required to include such candidates in its initial pool of candidates. The Nominating Committee, in consultation with the Board, regularly reviews changing needs with respect to the skills and experience of Board members.
The Nominating Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In evaluating candidates, the Nominating Committee considers the attributes of the candidate and the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Director Nominations.”
Finance & Investment Committee
Stephen Bowie is the Finance & Investment Committee Chair. Our Finance & Investment Committee operates pursuant to a written charter adopted by our Board and reviewed for adequacy annually by the committee.

THE PRINCIPAL FUNCTIONS OF THE FINANCE & INVESTMENT COMMITTEE INCLUDE:
•assisting our Board in its oversight of our balance sheet and capital management strategy, including oversight of our capital structure, cost of capital, investments and returns; and
•reviewing and approving certain investments in specific real estate assets proposed by our management.

Risk Committee
Ana Marie del Rio is the Risk Committee Chair. Our Risk Committee operates pursuant to a written charter adopted by our Board and reviewed for adequacy annually by the committee.

THE PRINCIPAL FUNCTIONS OF THE RISK COMMITTEE INCLUDE:
•assisting our Board in its oversight of our enterprise risk management framework;
•assisting our Board in its oversight of our overall risk-taking tolerance; and
•assisting our Board in its oversight of our management of financial, reputational and operational risks.

Our Risk Committee is also responsible for, on an annual basis, and in coordination with our Nominating Committee, reviewing with management our succession planning process with respect to the chief executive officer and other senior management.

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Board, Committee and Director Evaluations
Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, our Board conducts annual self-evaluations of the performance of the Board, its committees and individual directors. The Chair of the Nominating Committee is responsible for leading the evaluation process, which takes place in advance of the annual consideration of director nominees. This annual evaluation process provides a way to monitor progress in certain areas targeted for improvement from year to year and to identify opportunities to enhance Board and committee effectiveness. The evaluations confirm whether the current Board leadership and structure continue to be optimal for us and are an important factor taken into account by the Nominating Committee in making its recommendations to the Board regarding director nominees. As part of the evaluation process, each committee reviews its charter annually.
Stockholder Engagement
We believe that strong corporate governance should include regular engagement with our stockholders to enable us to understand and respond to stockholder concerns. Our senior management team, including our Chair and Chief Executive Officer and Chief Financial Officer and members of our Investor Relations team, maintain regular contact with a broad base of investors, including through quarterly earnings calls, individual meetings and other channels for communication, to understand their concerns. In 2022, senior management held 194 meetings with institutional investors and research analysts, including, three non-deal roadshows/property tours, four investor conferences and one equity offering roadshow.
Corporate and Social Responsibility
We strive to create better places for our residents, neighbors and employees to work and live. We support our employees by investing in training, mentoring and continuing education opportunities, and we promote their health and productivity by providing them and their families with a robust benefits package. We enhance our resident living experience by improving their living environment through robust property management and on-site upgrades, and engaging with our residents through frequent satisfaction surveys and community events. We seek at all times to conduct our business and affairs in accordance with the highest standards of ethical conduct and in compliance with applicable laws, rules and regulations and we expect our partners and vendors to uphold the same standards. We support charities which aim to fight poverty and reduce homelessness.
Environmental and Sustainability Commitments
We are committed to establishing sustainable practices within our office and clubhouse environments and throughout our communities to reduce our impact on the environment and lower operating costs. In order to achieve our commitment, we seek out cost-effective opportunities to reduce our consumption, conserve water and use energy efficiently.

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Stock Ownership Requirements
We have adopted stock ownership requirements for our non-employee Directors and our executive officers. The ownership requirements are to be satisfied six years after the later of (i) their election or appointment as a director or executive officer, as applicable, or (ii) April 1, 2018, the date we adopted the requirements. The requirements provide for a minimum beneficial ownership target of the Company’s common shares, as a multiple of the annual cash retainer, in the case of non-employee Directors, and base salary, in the case of executive officers, as follows:

POSITION	MINIMUM SHARE OWNERSHIP
Non-Employee Directors	5 times cash retainer
Chief Executive Officer	5 times annual salary
Other Executive Officers	3 times annual salary
All non-employee Directors and executive officers are in compliance with these stock ownership guidelines, as they have either met the minimum share ownership requirements or they have not yet reached the date by which such requirements must be satisfied.
Anti-Hedging Policy
We do not consider it appropriate for any of our officers, directors or employees to enter into speculative transactions in our securities that are designed to hedge or offset any decrease in market value of our securities. As the result, we prohibit officers, directors or employees from purchasing puts, calls, options or other derivative securities based on our securities. The policy also prohibits hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Officers, directors and employees may also not purchase our securities on margin, borrow against any account in which our securities are held or otherwise pledge our securities.
Clawback Policy
Our Compensation Committee has adopted a Clawback Policy which applies to our executive officers. Under this policy, if the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under applicable securities laws, the Compensation Committee will seek to recover incentive compensation erroneously awarded during the three-year period preceding the publication of the restated financial statement, except to the extent the Committee determines that it would be impracticable, inequitable or otherwise inappropriate under the circumstances to do so. The method of recovery of erroneously awarded compensation will be determined by the Compensation Committee. Given the SEC's recent release of final rules under Rule 10D-1 and the NYSE's proposal of a related listing standard, we expect to adopt a new or revised Clawback Policy during 2023.
Additional Governance Matters
We do not have a stockholder rights plan, sometimes referred to as a poison pill. In addition, our Board has by revocable resolution exempted business combinations between us and any other person from the super-majority voting and other restrictions of the Maryland Business Combination Act.

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PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of the Selection of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. KPMG LLP was first engaged as our independent registered public accounting firm in 2014 and has audited our financial statements for calendar year 2014 through and including calendar year 2022.
In selecting KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, our Audit Committee considered a number of factors, including: (i) the professional qualifications of KPMG LLP, the lead audit partner and other key engagement team members; (ii) the performance and independence of KPMG LLP; (iii) the quality of the Audit Committee’s ongoing discussions with KPMG LLP, including the professional resolution of accounting and financial reporting matters with the national office; and (iv) the appropriateness of KPMG LLP’s fees in light of our size and complexity.
Although stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our stockholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our stockholders. If our stockholders do not ratify the appointment, our Audit Committee will take that fact into consideration, together with such other information as it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all votes cast on the matter.
The Board unanimously recommends a vote FOR Proposal 2 to ratify the appointment of KPMG LLP as our independent registered public accounting firm for calendar year 2023.
Audit Fees
The following table presents the aggregate fees billed by KPMG for each of the services listed below for each of our last two fiscal years.

	2022	2021
Audit Fees(1)	$746,500	$870,000
Audit-Related Fees(2)	245,000	460,000
Tax Fees(3)	287,500	290,000
Total	$1,279,000	$1,620,000
(1)Audit fees consisted of the aggregate fees billed for professional services rendered by KPMG in connection with its audit of our consolidated financial statements, audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, and its reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years.
(2)Audit-related fees consist of fees to review registration statements and for the issuance of comfort letters associated with the issuance of our common shares.

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(3)Tax fees consist of the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice and tax planning.
Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit and audit-related services described above were pre-approved by the Audit Committee and, as a consequence, such services were not provided pursuant to a waiver of the pre-approval requirement set forth in this Rule.

Audit Committee Report
The Audit Committee has reviewed and discussed our 2022 audited financial statements with our management; has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or PCAOB; and has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence relative to us. Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the 2022 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC. This report is made by the undersigned members of the Audit Committee. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
AUDIT COMMITTEE

Richard D. Gebert, Chair
Ned W. Brines
Melinda H. McClure

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned, as of March 10, 2023, by (i) each person known to us to be the beneficial owner of more than 5% of the common stock; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all directors and executive officers as a group. All percentages have been calculated as of March 10, 2023 and are based upon 224,426,968 shares of common stock outstanding at the close of business on such date (unless otherwise indicated). Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Nature of Ownership	Percent of Class
Common Stock	The Vanguard Group, Inc.	32,818,722	(2)	14.62%
Common Stock	BlackRock, Inc.	31,129,347	(3)	13.87%
Common Stock	State Street Corporation	13,368,304	(4)	5.96%

Common Stock	Directors:
	Scott F. Schaeffer	496,194		*
	Stephen R. Bowie	26,810	(5)	*
	Ned W. Brines	37,126	(6)	*
	Richard D. Gebert	28,068		*
	Melinda H. McClure	28,068		*
	Thomas Purcell	31,131	(7)	*
	Ana Marie del Rio	54,292		*
	DeForest B. Soaries, Jr	46,483		*
	Lisa Washington	8,143		*

	Non-Director Executive Officers:
	James J. Sebra	224,327		*
	Farrell M. Ender	251,909		*
	Jessica K. Norman	17,014		*
	Jason R. Delozier	17,187		*

	All directors and executive officers as a group:
	(13 persons)	1,266,751		*
*Does not exceed 1%
(1)Unless otherwise indicated, the business address of each person listed is 1835 Market Street, Philadelphia, Pennsylvania 19103.
(2)Based solely on an Amendment to Schedule 13G, or the Vanguard 13G, filed with the SEC on February 9, 2023 by The Vanguard Group Inc., or Vanguard Group. The Vanguard 13G reports that Vanguard Group beneficially owns 32,818,722 shares of our common stock, has sole power to vote or direct to vote no shares of our common stock, shared power to vote or direct to vote 350,707 shares of our common stock, sole power to dispose of or to direct the disposition of 32,241,967 shares of our common stock and

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shared power to dispose or to direct the disposition of 576,755 shares of our common stock. The business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)Based solely on an Amendment to Schedule 13G, or the BlackRock 13G, filed with the SEC on January 26, 2023 by BlackRock Inc., or BlackRock. The BlackRock 13G reports that BlackRock beneficially owns 31,129,347 shares of our common stock, has sole power to vote or direct to vote 30,399,819 shares of our common stock and sole power to dispose of or to direct the disposition of 31,129,347 shares of our common stock. The business address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)Based solely on the Schedule 13G, or the State Street 13G, filed with the SEC on February 3, 2023 by State Street Corporation. The State Street 13G reports that State Street Corporation beneficially owns 13,368,304 shares of our common stock, has sole power to vote or direct to vote no shares of our common stock, shared power to vote or direct to vote 10,359,719 shares of our common stock, sole power to dispose of or to direct the disposition of no shares of our common stock and shared power to dispose of or to direct the disposition of 13,368,304 shares of our common stock. The business address of State Street Corporation is One Lincoln Street, Boston, MA 02111.
(5)Includes 2,182 restricted common shares.
(6)Includes 1,371 common shares indirectly held by Mr. Brines and 2,182 restricted common shares.
(7)Includes 3,493 common shares indirectly held by Mr. Purcell and 2,182 restricted common shares.
NON-DIRECTOR EXECUTIVE OFFICERS
Information is set forth below regarding the background of our executive officers who are not also directors. For our executive officer who is also a director, Scott F. Schaeffer, this information can be found above under “Proposal 1. Election of Directors—Names of Directors, Principal Occupations and Other Information.”
James J. Sebra, age 47, has served as our Chief Financial Officer since May 2012 and our treasurer since January 2011. Mr. Sebra also served as the chief financial officer and treasurer of RAIT from May 2012 to March 2017 and as the senior vice president-finance and chief accounting officer of RAIT from May 2007 to May 2012. Mr. Sebra joined RAIT in connection with its acquisition of Taberna Realty Finance Trust, or Taberna, and served as Taberna’s vice president and chief accounting officer from June 2005 until its acquisition on December 11, 2006. Prior to joining Taberna, Mr. Sebra served as the controller of Brandywine Realty Trust, a publicly held REIT, from 2004 to 2005. From 1998 to 2004, Mr. Sebra worked with Arthur Andersen LLP and KPMG LLP, public accounting firms, serving a variety of publicly held and privately held real estate companies and professional service firms. Mr. Sebra is presently an Adjunct Professor of Finance at Villanova University, a position he has held since 2011. Since January 2018, Mr. Sebra has also been a board member of Elwyn, a human services nonprofit organization. Mr. Sebra holds a Bachelor of Science in Accounting from Saint Joseph’s University and a Master of Business Administration from Villanova University. Mr. Sebra is a Certified Public Accountant in Pennsylvania.
Farrell M. Ender, age 47, will resign from employment with the Company, effective May 1, 2023. Mr. Ender has served as our President since August 2014. Mr. Ender also served as the President of Independence Realty Advisors, LLC, or IRA, our former external advisor, from April 2013 to December 2016, as Senior Vice President of RAIT, the parent of IRA and our then largest stockholder, from October 2007 through December 2014 and as Vice President of RAIT from October 2002 through October 2007. His experience includes acquisition, property management, construction management and disposition of apartment properties. In his capacity as Senior Vice President of RAIT, Mr. Ender was responsible for investing and structuring both debt and equity financing in commercial real estate properties for RAIT. During that time period, Mr. Ender invested over $1.2 billion on behalf of RAIT of which $833 million was directed into 65 apartment properties containing over 14,000 units. Previously, as a Vice President in RAIT’s underwriting department, Mr. Ender was responsible for performing due diligence and underwriting for approximately $300 million of investments. Before joining RAIT, from 1999 to 2002 Mr. Ender held various real estate positions at Wachovia/Maher Partners, The Staubach Company and Toll Brothers. Mr. Ender received a BBA with a major in finance from James Madison University.

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Jessica K. Norman, age 41, has served as our Chief Legal Officer since December 2021 and our Secretary since June 2017. Prior to her appointment as our Chief Legal Officer, Jessica served as General Counsel and Executive Vice President from May 2019 until December 2021 and as Executive Vice President – Corporate Counsel from December 2016 until May 2019. Prior to joining IRT, Ms. Norman served as the Managing Director – Corporate Counsel for RAIT Financial Trust, a public REIT and our external advisor, from November 2013 through December 2016. While employed at RAIT, Ms. Norman was primarily responsible for overseeing legal matters affecting IRT, including the acquisition of our portfolio of apartment properties, our debt financings, and our transformative merger with Trade Street Residential. Prior to joining RAIT, Ms. Norman was in private practice from 2006 through 2013 at Faegre Drinker Biddle & Reath LLP (formerly Drinker Biddle & Reath LLP), Klehr Harrison Harvey Branzburg LLP and Dechert LLP. During her tenure in private practice, Ms. Norman represented public and private clients in a variety of commercial real estate and financial transactions. Since 2021, Ms. Norman has been serving as a board member of the Ronald McDonald House Charities of the Philadelphia Region. Ms. Norman holds a Bachelor of Science in Business and Economics from the University of Pittsburgh, as well as a Juris Doctorate and a Master of Business Administration from Temple University.
Jason R. Delozier, age 39, has served as our Chief Accounting Officer since February 2018 and as our Controller since June 2017. Prior to joining IRT, Mr. Delozier was the Controller at RAIT Financial Trust, a publicly traded REIT and IRT’s former advisor, from September 2015 to June 2017. Previously, Mr. Delozier was Director of Financial Reporting at Ascensus, Inc., a private-equity owned financial services provider, from May 2013 to September 2015. From 2005 to 2013, Mr. Delozier worked for KPMG LLP, a national public accounting firm, serving a variety of public and private financial institution clients. Mr. Delozier is a Certified Public Accountant in Pennsylvania and holds a Bachelor of Science in Accounting from Widener University.

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

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Compensation Discussion and Analysis
Executive Summary
Our Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, our executive compensation program enacted to achieve those objectives and the compensation decisions made in 2022 under the program for our named executive officers (the “Named Executive Officers”), who for 2022 were:
•Mr. Schaeffer, our Chair and Chief Executive Officer1;
•Mr. Sebra, our Chief Financial Officer and Treasurer;
•Mr. Ender, our President2;
•Ms. Norman, our Chief Legal Officer and Secretary;
•Mr. Delozier, our Chief Accounting Officer; and
•Ms. Neyland, our former Chief Operating Officer3.

(1)Mr. Schaeffer will take on the title of President, effective May 1, 2023.
(2)Mr. Ender will resign from employment with the Company, effective May 1, 2023.
(3)Ms. Neyland resigned from the Board and from employment as the Company's COO, effective December 15, 2022.
We believe our executive compensation policies and procedures are focused on long-term performance principles and are closely aligned with stockholder interests. Our executive compensation program is also designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to both company and individual performance so that a portion of each executive’s compensation is tied directly to stockholder value.
Compensation Governance Practices
We seek to maintain pay practices that foster good governance, which are demonstrated by:

WHAT WE DO:	WHAT WE DON’T DO:
✓ Commit to oversight, evaluation and continuous improvement of our executive pay design and administration by an independent Compensation Committee consisting entirely of independent directors.
✓ Target executive compensation mix to favor performance-based compensation.
✓ Measure executive compensation levels and targets against other similarly-sized REIT companies, both in and outside the multifamily space.
✓ Utilize key measures tied to operational, financial and share performance.
✓ Benchmark compensation against our identified peer group.
✓ Maintain a “double trigger” requirement for vesting of outstanding equity awards upon a change of control.
✓ Engage an independent compensation consulting firm to advise on appropriate pay practices.
✓ Maintain stock ownership requirements for executive officers and non-employee directors.
✓ Provide for clawbacks in stock incentive and annual incentive plans.

✘ Provide excessive perks to executive officers.
✘ Provide for excise tax gross-ups to executives.
✘ Guarantee annual salary increases or bonuses.
✘ Pay dividends or dividend equivalents on unearned performance shares.
✘ Employ pay practices which incentivize excessive risk taking.
✘ Allow hedging or pledging of Company stock.
✘ Guarantee minimum cash or equity incentive payouts.
✘ Re-price stock options without stockholder approval.

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Elements & Objectives of Our Compensation Program
We seek to attract and retain key executives, including the Named Executive Officers, by motivating them to achieve a high level of performance and rewarding them for that performance.

2022 Element of Pay (% of average Named Executive Officer target pay)	Objective	Key Performance Metrics/Details

Base Salary
▪ Annual fixed cash compensation meant to attract and retain executives by balancing at-risk compensation
▪ Not intended to compensate individuals for extraordinary performance or for above-average performance by IRT
Reviewed annually by the Compensation Committee with reference to the peer group as well as level of experience, job performance, and long-term tenure and potential
Annual Cash Bonus Award ▪ Annual cash compensation linked to objective and quantitative annual business results and subjective individual performance as assessed by the committee
Objective Performance Criteria (75%)
▪ CORE FFO per share (40%)
▪ Same-Store NOI Growth (20%)
▪ Operating Margin (15%)
▪ G&A % of Revenue (15%)
▪ Net-Debt-to-EBITDA (10%)
Individual Performance Criteria (25%)
▪ Based on several factors
(see page 43 for detail)

Equity-Based Awards
▪ Performance-based long-term equity intended to encourage value creation directly aligned with the stockholder experience
▪ Time-based long-term equity intended to recruit and retain employees while aligning with the stockholder experience
Performance-Based Equity (75%) ▪ 70% relative 3-year TSR and 30% Committee Discretion Time-Based Equity (25%) ▪ 25% vests per year, subject to accelerated vesting for certain termination events
2022 Compensation Decisions
Base Salary
The general rationale behind our base salary decisions are discussed above in “Elements and Objectives of our Compensation Policies”. Specifically, the base salaries for the Named Executive Officers are intended to be competitive with base salaries for comparable positions at similarly sized REITs, which allows us to attract and retain first-class executive talent. The 2022 and 2021 base salaries of our Named Executive Officers are set forth in the table below:

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Executive	2022 Base Salary	2021 Base Salary
Scott F. Schaeffer	$700,000	$700,000
James J. Sebra	$450,000	$425,000
Farrell M. Ender	$450,000	$425,000
Jessica K. Norman	$370,000	$325,000
Jason R. Delozier	$300,000	$300,000
Ella S. Neyland (1)	$450,000	$450,000
(1)Ms. Neyland resigned from the Board and from employment as the Company's COO, effective December 15, 2022. Ms. Neyland is expected to stay on at IRT in a consultancy role through June 2024.
2022 Cash Bonus Awards
The Compensation Committee maintains an annual cash bonus plan to incentivize the Named Executive Officers to produce a high level of operational performance by explicitly linking the majority of their annual bonuses to certain objectives and formulaic metrics that the Compensation Committee believes are important drivers in the creation of stockholder value, while also rewarding more subjective elements of each Named Executive Officer’s performance through an individual performance component. This program establishes a target cash bonus award level for each Named Executive Officer composed of two components, as described below:
•“Objective/Formulaic Component” – the objective/formulaic component of the cash bonus award that may be earned by each Named Executive Officer will be determined by IRT’s performance relative to specified objective performance criteria established by the Compensation Committee as described below.
•“Individual Performance Component” – the individual performance component of the cash bonus award may be determined based on the Compensation Committee’s subjective evaluation of such participant’s performance.
•Allocation of Components and Calculation of the 2022 Cash Bonus Awards – the 2022 cash bonus awards were allocated 75% to the objective/formulaic component and 25% to the subjective component.
CASH BONUS AWARD RANGES
The individual 2022 cash bonus award ranges, as a percentage of base salary for Threshold, Target and Maximum performance levels for the Named Executive Officers set forth below was as follows:

		2022 Cash Bonus Ranges
	2022	% of Base Salary			Dollar Value
Executive	Base Salary	Threshold	Target	Max	Threshold	Target	Max
Scott F. Schaeffer	$700,000	100%	179%	250%	$700,000	$1,253,000	$1,750,000
James J. Sebra	$450,000	50%	100%	150%	$225,000	$450,000	$675,000
Farrell M. Ender	$450,000	50%	100%	150%	$225,000	$450,000	$675,000
Jessica K. Norman	$370,000	50%	100%	150%	$185,000	$370,000	$555,000
Jason R. Delozier	$300,000	50%	100%	150%	$150,000	$300,000	$450,000
Ella S. Neyland (1)	$450,000	50%	100%	150%	$225,000	$450,000	$675,000
(1)Given the timing of Ms. Neyland's resignation and the terms of her employment agreement, she was not eligible for a 2022 cash bonus.

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OBJECTIVE/FORMULAIC PERFORMANCE CRITERIA AND OUTCOMES
The objective performance measures and relative weightings established by the Compensation Committee for purposes of the 2022 cash bonus award program, as well as the actual 2022 performance outcomes for these measures, are shown below (see “Cash Bonus Outcomes” section below for resulting payouts):

Metric (1)	Weighting	Threshold	Target	Maximum	2022 Actual
CORE FFO per share	40%	$1.00	$1.02	$1.04	$1.08
Same-Store NOI Growth	20%	10.0%	11.0%	12.0%	13.7%
Operating Margin	15%	61.5%	62.5%	63.5%	63.0%
G&A% of Revenue	15%	3.8%	3.6%	3.4%	3.1%
Net-Debt-to-EBITDA	10%	8.75x	7.4x	7.3x	6.9x
(1)See “Appendix A – Reconciliation of Non-GAAP Financial Measures to GAAP Measures”

	2022 Cash Bonus Weighting and Payout Detail
Metric	Weighting	CEO Payout	CFO Payout	Pres. Payout	CLO Payout	CAO Payout
CORE FFO per share	40%	$525,000	$202,500	$202,500	$166,500	$135,000
Same-Store NOI Growth	20%	262,500	101,250	101,250	83,250	67,500
Operating Margin	15%	168,919	63,281	63,281	52,031	42,188
G&A% of Revenue	15%	196,875	75,938	75,938	62,438	50,625
Net-Debt-to-EBITDA	10%	131,250	50,625	50,625	41,625	33,750
Totals	100%	$1,284,544	$493,594	$493,594	$405,844	$329,063
All of these objective performance criteria are calculated in a manner consistent with how we disclose the metrics in our public reporting; provided that the Compensation Committee retains discretion to adjust the calculation of these metrics if it determines, due to unanticipated business developments, transactions or other factors affecting the calculation of such metrics, that such an adjustment would be appropriate or necessary to support the purposes of the program. Consistent with prior years, the Committee utilized an adjusted pro forma leverage ratio rather than actual leverage ratio when calculating the Net-Debt-to-EBITDA metric. While this adjustment had no effect on the 2022 performance outcome, the Compensation Committee felt this adjustment was appropriate to align calculations with prior years, when this adjustment was made to correct inherent incongruities with the leverage ratio performance metric caused by the timing of acquisitions and dispositions throughout the calendar year.

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INDIVIDUAL PERFORMANCE CRITERIA
The individual performance bonus award portion of the 2022 cash bonus award for each of the Named Executive Officers set forth below was based on the Compensation Committee’s subjective evaluation of the Named Executive Officer’s performance relative to achieving specified criteria established for 2022, which the Compensation Committee has determined are also important elements of each Named Executive Officer’s contribution to the creation of overall stockholder value. These individual elements on which certain of our Named Executive Officers were evaluated are as follows:

Named Executive Officer	Individual Performance Criteria
Scott F. Schaeffer	•Strategic planning •Leadership of the company •Board relations •Executing the business plan •Communication •Succession planning
James J. Sebra
•Effectiveness in oversight of the accounting, tax and finance functions
•Team development and succession
•Strategic planning and supporting new initiatives
•Investor and analyst outreach
•Balance sheet management and financial flexibility
•Effectiveness in oversight of technology development initiatives

Farrell M. Ender
•Effectiveness in training, mentoring and developing personnel
•Enhancing the portfolio through asset sales and acquisitions
•Improving asset quality through redevelopment initiatives that meet the company’s return thresholds
•Successful implementation of our joint venture program

Jessica K. Norman
•Effective oversight of legal and regulatory matters
•Support new corporate and strategic initiatives
•Identify and manage changing governance trends
•Review and improve internal policies and procedures to manage for risk tolerance
•Develop legal and property risk management personnel & improve efficiencies
•Management of outside counsel relative to cost and effectiveness

Jason R. Delozier
•Leading and enhancing ongoing training/education among corporate and property accounting teams with a focus on continuous improvement
•Promote team development and integration between Philadelphia, Chicago and Irvine
•Overseeing enhancements to internal control environment to improve and strengthen management review controls, including the use of software to aid in the monthly closing process
•Participating in and supporting corporate and strategic operating initiatives

Ella S. Neyland
•Achieving operating synergies identified as part of the merger
•Achieving efficiencies identified as part of technology initiatives, including the roll out of the CAT team portfolio wide.
•Attaining certain portfolio performance targets, including occupancy, rental revenue growth and controllable NOI and operating expense performance v. budgets.
•Effectiveness in training, mentoring and developing personnel

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With respect to the 2022 individual performance criteria, the Compensation Committee analyzed the performance of the Named Executive Officers as compared to the individual performance criteria discussed above. The Compensation Committee determined that Messrs. Sebra and Delozier and Ms. Norman achieved the specified individual performance criteria established for 2022 in a manner that the Compensation Committee found to be above-average. In doing so, the Compensation Committee noted that each Named Executive Officer achieved their goals relative to their individual performance criteria while successfully guiding the Company through the integration with STAR. Accordingly, the Compensation Committee determined that the cash bonus payouts to Messrs. Sebra and Delozier and Ms. Norman with respect to their 2022 individual performance elements should be at the maximum level. With respect to Mr. Ender, the Compensation Committee determined that Mr. Ender achieved the specified individual performance criteria established in a manner that the Compensation Committee found to be at par. Accordingly, the Compensation Committee determined that the cash bonus payout to Mr. Ender with respect to his 2022 individual performance elements should be at the target level. With respect to Mr. Schaeffer, the full Board (other than Mr. Schaeffer) conducted an evaluation of Mr. Schaeffer based on the above criteria and, based on a 5-point scale, with 5 being the highest, assigned Mr. Schaeffer a composite score of 4.7. Accordingly, the Compensation Committee decided to pay the individual performance element of Mr. Schaeffer's cash bonus at the maximum level for 2022.
CASH BONUS OUTCOMES
Based on the combined objective and individual performance results discussed above, the Compensation Committee awarded the Named Executive Officers cash bonuses equivalent to the relevant percentage of base salary, based on the achievement of each performance metric relative to the target for such performance metric. The 2022 cash bonus payout for each of the Named Executive Officers was as follows:

	2022 Cash Bonus Award (1)
		Payout ($)
Executive	Target	Objective/Formulaic	Individual Performance	Combined	% of Target
Scott F. Schaeffer	$1,253,000	$1,284,544	$437,500	$1,722,044	137%
James J. Sebra	$450,000	$493,594	$168,750	$662,344	147%
Farrell M. Ender	$450,000	$493,594	$112,500	$606,094	135%
Jessica K. Norman	$370,000	$405,844	$138,750	$544,594	147%
Jason R. Delozier	$300,000	$329,063	$112,500	$441,563	147%
(1)Ms. Neyland resigned from the Board and from employment as the Company's COO, effective December 15, 2022. Given the timing of Ms. Neyland's resignation and the terms of her employment agreement, she was not eligible for a 2022 cash bonus.

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2022 Equity Awards
PERFORMANCE SHARE UNITS (PSUs)
PSUs account for 75% of the overall target equity to ensure that a meaningful portion of the total equity opportunity is tied to the achievement of performance objectives. PSUs are awarded based on the following criteria:

		Goal-Range
Performance Criteria	2022 Weighting	Threshold (50% of Target)	Target	Maximum (150% of Target)
Relative 3-year TSR	70%	30th percentile	50th percentile	75th percentile
Individual Performance Criteria	30%		Subjective
Relative 3-year TSR. For purposes of determining IRT’s achievement against the relative 3-year TSR metric, IRT’s TSR will be compared to the other constituent members of the FTSE NAREIT Apartment Index over the performance period, using the relative percentile ranking approach over the full performance period.
Individual Performance Criteria. The individual performance portion of the 2022 PSUs will be based on the Compensation Committee’s subjective evaluation of the Named Executive Officer’s performance over the performance period, which the Compensation Committee has determined are also important elements of each Named Executive Officer’s contribution to the creation of overall stockholder value. While not required, the Committee has historically aligned the individual performance PSU outcome with the objective PSU outcome, absent unusual circumstances.
Vesting. 50% of PSUs earned will vest on each of December 31, 2024 and December 31, 2025, in each case based on continued service through such dates and subject to accelerated vesting in certain cases, as described below under the heading “Additional Terms of 2022 PSU Awards.”
Dividends and Voting. No dividend equivalents will be paid while the 2022 PSUs are subject to performance criteria. Once the performance period concludes, dividend equivalents will accrue on earned PSUs that remain subject to time vesting and those accrued amounts will be paid upon delivery of the shares to which they relate (or forfeited if the applicable time-vesting criterion is not satisfied). PSUs do not have any voting rights.
RESTRICTED STOCK UNITS (RSUs)
Time-based RSUs account for the remaining 25% of the 2022 equity awards. In each case, these RSUs are generally subject to vesting at a rate of 25% per year. Dividend equivalents will be accrued with respect to 2022 RSU awards and paid upon delivery of the shares to which they relate (or forfeited if the applicable time-vesting criterion is not satisfied). RSUs do not have any voting rights.

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NUMBER OF PSUs AND RSUs
The sizes of the 2022 equity awards were determined by the Compensation Committee based on the following intended individual award values:

			Performance-Based Award
Executive	Total Target Award	Time Based Award	Threshold	Target	Maximum
Scott F. Schaeffer	$2,613,860	$653,465	$980,198	$1,960,395	$2,940,593
James J. Sebra	$1,000,000	$250,000	$375,000	$750,000	$1,125,000
Farrell M. Ender	$918,750	$229,688	$344,531	$689,063	$1,033,594
Jessica K. Norman	$414,062	$103,516	$155,273	$310,547	$465,820
Jason R. Delozier	$207,092	$51,773	$77,660	$155,319	$232,979
Ella S. Neyland	$918,750	$229,688	$344,531	$689,063	$1,033,594
The number of PSUs and RSUs awarded is set forth below and was determined by dividing the intended award value (at target, in the case of the PSUs) by $22.99, the volume weighted average of our closing stock price on the NYSE for the 20 trading days prior to February 8, 2022, the grant date. Please note that the grant date fair value shown in the Summary Compensation Table for these awards differ slightly from the amounts shown above due to differences in how the awards are measured for financial accounting purposes.

Executive	Number of 2022 RSUs	Number of 2022 PSUs
Scott F. Schaeffer	28,423	85,271
James J. Sebra	10,874	32,622
Farrell M. Ender	9,990	29,972
Jessica K. Norman	4,502	13,507
Jason R. Delozier	2,251	6,755
Ella S. Neyland	9,990	29,972
ADDITIONAL TERMS OF THE 2022 RSU AND PSU AWARDS

The 2022 RSUs are subject to accelerated vesting if a Named Executive Officer’s employment is terminated due to death, disability, termination without cause or resignation with good reason (which we refer to as a qualified termination) within one year following a change in control, death, disability and retirement (as defined below). In each case, such accelerated vesting is conditioned upon the execution of a release of claims and, in the case of retirement, a non-compete and non-solicitation agreement with a duration of up to three years. In addition, the employment agreements for the Named Executive Officers each provide for accelerated vesting of time-vested equity in the event of a termination without cause or resignation with good reason, and subject to the execution of a release of claims.
If a Named Executive Officer’s employment is terminated due to death, disability, termination without cause or resignation with good reason (which we refer to as a qualified termination) prior to the conclusion of the three-year performance period applicable to 2022 PSUs, then such performance period will be shortened to conclude at the end of the calendar quarter immediately preceding such qualified termination. The number of PSUs earned (if any) will then be determined based on actual performance during the shortened performance period and will be pro-rated to reflect the portion of the original three-year performance period actually worked by the executive. Such earned PSUs will not be subject to any additional time based vesting period. In the case of a qualified termination after the performance period is complete, but before the additional time-based vesting period is complete, any earned PSUs shall become vested as of the date of such qualified termination. The foregoing treatment upon a qualified termination is conditioned on the execution of a release of claims.

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In the event of a Named Executive Officer’s “retirement” (as defined below) prior to the conclusion of the three-year performance period, 2022 PSUs will remain outstanding and be earned (or forfeited) based on actual performance during the full three-year performance period. In that case, any earned 2022 PSUs will not be subject to further time-vesting requirements, but shares will not be deliverable in respect of those earned PSUs until the otherwise applicable time-vesting dates. Similarly, if a Named Executive Officer’s retirement occurs after the performance period, shares will be delivered in respect of earned 2022 PSUs on the otherwise applicable time-vesting dates. The foregoing retirement treatment is conditioned on the Named Executive Officer (1) executing a release of claims, (2) entering into a non-compete and non-solicitation agreement with a duration of up to three years, and (3) providing at least six months advance notice of retirement.
“Retirement” is defined as the Named Executive Officer’s voluntary separation of employment following satisfaction of the “Rule of 70.” The Rule of 70 will be satisfied upon (1) completion of at least fifteen (15) years of service with IRT or its related entities; (2) attainment of age 55 and (3) such Named Executive Officer’s combined age and service equaling at least 70. As of December 31, 2022, Mr. Schaeffer was the only Named Executive Officer who satisfied the age and service requirements for retirement.
2020 PSU OUTCOMES
On February 7, 2023, the Compensation Committee and the Board determined that the performance share units granted to Messrs. Schaeffer, Sebra, Ender and Delozier, and Ms. Norman in 2020 with a performance period ending on December 31, 2022 were earned at the maximum level (i.e., 150% of the target number of shares). Ms. Neyland was not employed at IRT until December 2021 and so did not receive a 2020 PSU award. 2020 PSUs were awarded based 70% on relative TSR and 30% on subjective criteria, each of which was deemed to be earned at maximum levels. The Company’s three-year absolute TSR of 31% was at the 92nd percentile of NAREIT Apartment Index (above the 75th percentile maximum goal). With consideration to the Company’s strong TSR outperformance, the Committee determined that a similar payout was appropriate for the subjective portion of the award.
2023 Compensation Decisions
For 2023, our Compensation Committee made the decisions summarized below regarding our compensation levels and programs. Note that Ms. Neyland became our COO on December 16, 2021 in connection with the STAR Merger and subsequently ended her service as the Company's COO and member of the Board of Directors, effective December 15, 2022. Therefore, no 2023 compensation data is presented for her below.
•For the following Executive Officers, to align pay closer to the competitive median, base salaries were increased from 2022 levels as follows:

Executive	Total 2022 Salary	Total 2023 Salary
James J. Sebra	$450,000	$475,000
Jessica K. Norman	$370,000	$385,000
Jason R. Delozier	$300,000	$320,000
•For the following Executive Officer, to align pay closer to the competitive median, his target long-term incentive award value increased from the 2022 level as follows:

Executive	Total Target Award in 2022	Total Target Award in 2023
Scott F. Schaeffer	$2,613,860	$2,732,598

•Long-term incentive design remained unchanged, with 25% of intended long-term incentive value allocated to time-vested RSUs and 75% allocated to PSUs, and with performance criteria applicable to PSUs remaining 70% based on 3-year relative TSR and 30% based on the

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Compensation Committee's subjective evaluation of individual performance. The resulting numbers of RSUs and PSUs granted at target were:

Executive	Number of 2023 RSUs	Number of 2023 PSUs
Scott F. Schaeffer	37,453	112,360
James J. Sebra	13,706	41,118
Farrell M. Ender	12,592	37,777
Jessica K. Norman	5,675	17,025
Jason R. Delozier	2,838	8,515
Implementing the Objectives of Our Compensation Policies
Other important policies and other factors influencing our compensation decisions are described below.
Stockholder Advisory Votes
At our 2020 annual meeting of stockholders, our stockholders who cast votes recommended by a substantial majority of votes cast (98.2%) that we hold an advisory stockholder vote on the compensation of our Named Executive Officers every year. In accordance with Exchange Act rules, we will next hold an advisory vote on the frequency of our say on pay votes at our 2026 annual stockholder meeting.
We most recently provided our stockholders an advisory vote on the Named Executive Officers’ compensation at our 2022 annual stockholder meeting. Stockholders who cast votes on this proposal voted to approve the Company’s non-binding “say-on-pay” resolution, with over 97% of the votes cast approving of such resolution. The Compensation Committee believes that this vote is indicative of our stockholders’ support of our executive compensation program. The Compensation Committee will continue to consider stockholder feedback and the outcome of the Company’s say-on-pay votes when making future Named Executive Officer compensation decisions.
Role of Chief Executive Officer in Setting Compensation
The Company’s Chief Executive Officer makes recommendations to the Compensation Committee based on the compensation philosophy and objectives set by the Compensation Committee as well as current business conditions. More specifically, for each Named Executive Officer, including himself, the Chief Executive Officer reviews market data and recommends to the Compensation Committee performance measures and target goals, in each case for the review, discussion and approval of the Compensation Committee. These goals are derived from our current business plan and include both quantitative measurements and qualitative considerations selected to reinforce and enhance achievement of our operating and growth objectives. For each Named Executive Officer other than himself, the Chief Executive Officer also reviews the rationale and proposed amounts of compensation and equity awards, and advises on the achievement of established performance measures and target goals. The Chief Executive Officer may attend meetings of the Compensation Committee at the request of the Compensation Committee chair, but does not attend executive sessions and does not participate in the Compensation Committee’s discussions relating to the final determination of his own compensation.
Role of Compensation Consultant
Our Compensation Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2022, the Compensation Committee continued to engage Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy, who reports directly to the Compensation Committee and not to management, is independent from us, has not provided any services to us other than to the Compensation Committee and receives compensation from us only

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for services provided to the Compensation Committee. Our Compensation Committee assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy for the Compensation Committee has not raised any conflict of interest.
Semler Brossy reviews and advises on all principal aspects of our executive compensation program. Its main responsibilities are as follows:
•Advise on alignment of pay and performance;
•Review and advise on executive total compensation, including base salaries, short-and long-term incentives, associated performance goals, and retention and severance arrangements;
•Advise on trends in executive compensation;
•Provide recommendations regarding the composition of our peer group;
•Analyze peer group proxy statements, compensation survey data and other publicly available data; and
•Perform any special projects requested by the Compensation Committee.
The Compensation Committee typically asks Semler Brossy to attend its meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the Chair of the Compensation Committee outside of committee meetings and also meets with management to gather information and review proposals.
Peer Groups
The below peer group was used for the purpose of setting 2022 compensation. For 2023, the Compensation Committee decided that no updates were necessary to the peer group, other than the removal of American Campus Communities and Preferred Apartment Communities, Inc. (which had ceased to be reporting companies during 2022). The Compensation Committee annually reviews compensation paid by our peer group.
•American Assets Trust, Inc.
•American Campus Communities, Inc.
•American Homes4 Rent
•Apartment Income REIT Corp.
•Camden Property Trust
•Easterly Government Properties, Inc.
•Elme Communities (formerly known as Washington Real Estate Investment Trust)
•Equity Lifestyle Properties, Inc.
•Preferred Apartment Communities, Inc.
•Rexford Industrial Realty, Inc.
•STAG Industrial, Inc.
•Terreno Realty Corporation
•UDR, Inc.
Other Compensation Matters
Anti-Hedging Policy. Officers are prohibited from purchasing puts, calls, options or other derivative securities based on the Company’s securities under the Company’s Insider Trading Policy. The policy also prohibits hedging or monetization transactions, such as zero-cost collars and forward sale contracts and purchasing securities of the Company on margin, borrowing against any account in which the Company’s securities are held or

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otherwise pledging any securities of the Company. See also “Proposal 1 - Election of Directors - Anti-Hedging Policy” above.
Stock Ownership Requirements. The Chief Executive Officer is required to hold common shares with a value equal to five times his annual base salary. All other executive officers are required to hold common shares with a value equal to three times their annual base salary. All executive officers are required to satisfy these stock ownership requirements six years after the later of (i) their election or appointment as a director or executive officer, as applicable, or (ii) April 1, 2018, the date we adopted the requirements. All executive officers are in compliance with these stock ownership guidelines, as they have either met the minimum share ownership requirements or they have not yet reached the date by which such requirements must be satisfied.
Employment Agreements. Each of the Named Executive Officers has an employment agreement with us. The employment agreements set floor amounts for base salary. In addition, the employment agreements provide for payments and other benefits if the executive’s employment terminates under specified circumstances, including in the event of a termination following a “change in control”. See “Named Executive Officer Compensation—Potential Payments on Termination or Change in Control” for a description of these severance and change in control benefits with the Named Executive Officers. The Compensation Committee believes that these severance and change in control arrangements are an important part of overall compensation for these Named Executive Officers because they help to secure the continued employment and dedication of these Named Executive Officers, notwithstanding any concern that they might have regarding their own continued employment in general and prior to or following a change in control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
The Named Executive Officer employment agreements also contain provisions that prohibit the executive from disclosing IRT’s confidential information and prohibits the executive from engaging in certain competitive activities or soliciting any of our employees or customers following termination of their employment with IRT. We believe that these provisions help ensure the long-term success of IRT.
Risk Management and IRT’s Compensation Policies and Procedures. As part of the Board’s role in risk oversight, the Compensation Committee considers the impact on our risk profile of our compensation plans, policies and practices, and the incentives they create, with respect to all employees, including executive officers. Based on this consideration, the Compensation Committee concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us. Some of the factors the Compensation Committee considered as mitigating the risks of our compensation plans include:

•The mix of compensation, which is balanced with an emphasis toward rewarding long term performance;
•The use of multiple performance metrics that are closely aligned with strategic business goals in the annual and long-term incentive plans;
•The use of discretion as a means to adjust compensation to reflect individual performance or other factors;
•Multi-year time vesting of equity awards, which generally requires long term commitment on the part of employees;
•Incentive awards made are capped under the terms of the award at a maximum number of shares or dollars, as applicable;
•The use of peer group comparisons to ensure the compensation programs are consistent with industry practice; and
•Responding to any executive misconduct in the manner described below under “Potential Impact on Compensation from Executive Misconduct.”

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The Effect of Regulatory Requirements on our Executive Compensation
IRC Limitations on Deductibility of Compensation. IRC Section 280G limits our ability to take a tax deduction for certain “excess parachute payments” (as defined in Section 280G) and IRC Section 4999 imposes excise taxes on each executive that receives “excess parachute payments” in connection with a change in control. Our employment agreements with our Named Executive Officers provide that the Named Executive Officer shall be solely responsible for any excise tax imposed by Section 4999 of the IRC.
In addition, IRC Section 162(m) limits a publicly held company’s tax deduction for compensation paid to a “covered employee” (including each of our Named Executive Officers) to $1 million per year.
As a REIT, to the extent the deductibility of compensation we pay is limited by Section 162(m) or Section 280G, a larger portion of our distributions to stockholders may be subject to federal income tax as ordinary income. While the Compensation Committee reviews the tax treatment (including tax deductibility) of compensation among the factors it considers in establishing the design of our compensation arrangements and the levels of compensation paid to our Named Executive Officers, the Compensation Committee prioritizes the alignment of stockholder and management interests and the competitiveness of compensation over tax deductibility considerations.
Accounting Rules. Various rules under generally accepted accounting principles determine the manner in which IRT accounts for grants of equity-based compensation to our employees in our financial statements. The Compensation Committee takes into consideration the accounting treatment of alternative grant proposals under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Stock Compensation”, when determining the form and timing of equity compensation grants to employees, including our Named Executive Officers. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.
Potential Impact on Compensation from Executive Misconduct. If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to attempt to remedy the misconduct, prevent its recurrence, and impose such discipline on the officer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, termination of employment, initiating an action for breach of fiduciary duty and, if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities, and all remedies available under our Clawback Policy (as described above).
Our Clawback Policy is intended to allow us to recover erroneously paid performance-based amounts from executive officers if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under applicable securities laws. Given the SEC's recent release of final rules under Rule 10D-1 and the NYSE's proposal of a related listing standard, we expect to adopt a new or revised Clawback Policy during 2023.
Perquisites. None of our Named Executive Officers received perquisites equal to or greater than $10,000 in 2022. In general, we do not emphasize perquisites as part of the compensation packages we offer.
401(k) Plan. Our 401(k) plan offers eligible employees the opportunity to make tax-advantaged investments on a regular basis through salary deferrals, which are supplemented by our matching contributions and any discretionary profit sharing contributions we elect to make. We currently provide a cash match equal to each employee’s contributions to the extent the contributions do not exceed 4% of the employee’s eligible compensation (the IRS limit on eligible compensation for this purpose was $305,000 in 2022) and may provide additional discretionary matching contributions. Any matching contribution made by us pursuant to the IRT 401(k) plan vests immediately. Our Named Executive Officers participate in this plan on the same basis as other eligible employees.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2022 and in our 2023 proxy statement. This report is provided by the following independent directors who comprise the Compensation Committee:
DeForest B. Soaries, Jr., D. Min, Chair
Ned W. Brines
Richard D. Gebert

Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has been an officer or employee of us. In addition, none of our executive officers serves as a member of the board of directors or Compensation Committee of any company that has an executive officer serving as a member of our Board.

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Named Executive Officer Compensation
We provide below summary information about compensation for the following persons, who were all our Named Executive Officers for the fiscal year ended December 31, 2022:
•Our Chief Executive Officer: Scott F. Schaeffer1;
•Our Chief Financial Officer: James J. Sebra;
•Our President: Farrell M. Ender2;
•Our Chief Legal Officer: Jessica K. Norman;
•Our Chief Accounting Officer: Jason R. Delozier; and
•Our former Chief Operating Officer: Ella S. Neyland3

(1)Mr. Schaeffer will take the title of President, effective May 1, 2023.
(2)Mr. Ender will resign from employment with the Company, effective May 1, 2023.
(3)Ms. Neyland resigned from the Board and from employment as the Company's COO, effective December 15, 2022.
Summary Compensation Table

Name and Principal Position	Year	Base Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Scott F. Schaeffer (Chief Executive Officer)	2022	$700,000	$437,500	$2,422,221	$1,284,544	$12,200	$4,856,465
	2021	$700,000	$437,500	$2,112,055	$1,256,588	$11,400	$4,517,543
	2020	$700,000	$437,500	$1,626,039	$720,256	$11,400	$3,495,195

James J. Sebra (Chief Financial Officer)	2022	$450,000	$168,750	$926,671	$493,594	$12,200	$2,051,215
	2021	$425,000	$159,375	$845,414	$454,219	$11,400	$1,895,408
	2020	$400,000	$150,000	$650,404	$231,250	$11,400	$1,443,054

Farrell M. Ender (President)	2022	$450,000	$112,500	$851,379	$493,594	$12,200	$1,919,673
	2021	$425,000	$159,375	$845,414	$454,219	$11,400	$1,895,408
	2020	$400,000	$150,000	$650,404	$231,250	$11,400	$1,443,054

Jessica K. Norman (Chief Legal Officer)	2022	$370,000	$138,750	$383,677	$405,844	$12,200	$1,310,470
	2021	$325,000	$121,875	$381,002	$347,344	$11,400	$1,186,621
	2020	$300,000	$112,500	$243,894	$173,438	$11,400	$841,232

Jason R. Delozier (Chief Accounting Officer)	2022	$300,000	$112,500	$191,869	$329,063	$12,200	$945,632
	2021	$300,000	$136,875	$190,553	$176,344	$11,400	$815,172
	2020	$275,000	$56,719	$143,075	$87,441	$11,400	$573,635

Ella Neyland (former Chief Operating Officer) (5)	2022	$431,250	$—	$851,379	$—	$1,263,603	$2,546,232
(1)Reflects the subjective component of the Named Executive Officer’s Cash Bonus Award.
(2)We report all equity awards at their full grant date fair value in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” For restricted stock and restricted stock unit awards, the fair value

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was calculated based on the NYSE market price for our common stock on the grant date for the award. For PSUs, the fair value on the date of grant was estimated using a Monte Carlo simulation model. See Note 7: “Equity Compensation Plans” within Item 8 of our Form 10-K for further discussion including assumptions used when valuing equity awards. For 2022, amounts shown include the following grant date fair value amounts:
•Scott F. Schaeffer – $1,762,807 PSUs (at maximum performance PSUs would be $2,967,453) and $659,414 restricted stock unit awards.
•James. J. Sebra – $674,395 PSUs (at maximum performance PSUs would be $1,135,276) and $252,277 restricted stock unit awards.
•Farrell M. Ender – $619,611 PSUs (at maximum performance PSUs would be $1,043,035) and $231,768 restricted stock unit awards.
•Jessica K. Norman – $279,230 PSUs (at maximum performance PSUs would be $470,075) and $104,446 restricted stock unit awards.
•Jason R. Delozier – $139,646 PSUs (at maximum performance PSUs would be $235,107) and $52,223 restricted stock unit awards.
•Ella Neyland - $619,611 PSUs (at maximum performance PSUs would be $1,043,035) and $231,768 restricted stock units awards.
(3)Amount shown reflects the objective component of the Named Executive Officer’s Cash Bonus Award.
(4)For executives other than Ms. Neyland, amounts shown for 2022 reflect only IRT’s matching contribution to the Named Executive Officer’s 401(k) plan account.
(5)The amount shown includes (i) cash severance payments totaling $1,240,233; and (ii) $14,220, representing the estimated value of 18 months of subsidized group health continuation coverage. In addition, this amount includes $9,150 in matching contributions to Ms. Neyland's 401(k) plan account.

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Grants of Plan-Based Awards in 2022
The following table provides information about plan-based awards granted to the Named Executive Officers in 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All other stock awards: Number of shares of stock or units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Scott F. Schaeffer	2/8/2022	$525,000	$939,750	$1,312,500
	2/8/2022				42,636	85,271	127,907		$1,762,807
	2/8/2022							28,423	$659,414
James J. Sebra	2/8/2022	$159,375	$318,750	$478,125
	2/8/2022				16,311	32,623	48,934		$674,395
	2/8/2022							10,874	$252,277
Farrell M. Ender	2/8/2022	$159,375	$318,750	$478,125
	2/8/2022				14,986	29,972	44,958		$619,611
	2/8/2022							9,990	$231,768
Jessica K. Norman	2/8/2022	$121,875	$243,750	$365,625
	2/8/2022				6,754	13,508	20,262		$279,230
	2/8/2022							4,502	$104,446
Jason R. Delozier	2/8/2022	$61,875	$123,750	$185,625
	2/8/2022				3,378	6,756	10,134		$139,646
	2/8/2022							2,251	$52,223
Ella S. Neyland	2/8/2022	$168,750	$337,500	$506,250
	2/8/2022				14,986	29,972	44,958		$619,611
	2/8/2022							9,990	$231,768
(1)These columns represent the potential value of the payout for each eligible officer if the threshold, target, or maximum goals are satisfied under the objective bonus components of the Annual Cash Bonus plan, as described above in the “Compensation Discussion and Analysis” section. The amounts actually earned by each eligible officer with respect to 2022 performance under the Annual Cash Bonus plan are reported in the Bonus (for the subjective component) and Non-Equity Incentive Plan Compensation (for the objective component) columns in the Summary Compensation Table above.
(2)These columns represent the potential number of common shares that may be earned by each eligible officer if the threshold, target, or maximum goals are satisfied with respect to the 2022 PSUs. The actual number of common shares issued pursuant to the 2022 PSUs will be determined as of December 31, 2024, based on achievement of the performance criteria over the 2022-2024 performance period, and any shares then earned will vest 50% at such time and 50% on December 31, 2025, subject generally to the grantee’s continued service through those dates.
(3)This column shows the number of restricted stock units granted in 2022 to the Named Executive Officers. These restricted stock unit awards vest in four equal annual installments on the anniversary of the grant date, subject generally to the grantee’s continued service through the applicable vesting date.
(4)This column shows the full grant date fair value of stock awards under FASB ASC Topic 718 granted to the Named Executive Officers in 2022. Generally, the full grant date fair value is the amount that we expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be realized by the Named Executive Officer

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Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides information on the holdings of outstanding equity awards by the Named Executive Officers at December 31, 2022. These awards are comprised of PSUs, RSUs and restricted common stock awards. Each award is shown separately for each Named Executive Officer by grant date. In accordance with SEC rules, market values are shown based on the closing price of our common stock on December 31, 2022 ($16.86). Ms. Neyland is not listed in the table below because her stock awards were all either forfeited or vested prior to December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards, Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott F. Schaeffer	12,221	(1)	$206,046
	16,533	(2)(8)	$278,746
	30,718	(3)(8)	$517,906	184,308	(6)(9)	$3,107,426
	28,423	(4)(8)	$479,212	85,271	(7)(9)	$1,437,669
	74,392	(5)(8)	$1,254,249

James J. Sebra	4,889	(1)	$82,429
	6,613	(2)	$111,495
	12,296	(3)	$207,311	73,775	(6)	$1,243,854
	10,874	(4)	$183,336	32,622	(7)	$550,007
	29,757	(5)	$501,695

Farrell M. Ender	4,889	(1)	$82,429
	6,613	(2)	$111,495
	12,296	(3)	$207,311	73,775	(6)	$1,243,854
	9,990	(4)	$168,431	29,972	(7)	$505,328
	29,757	(5)	$501,695

Jessica K. Norman	2,481	(2)	$41,830
	5,541	(3)	$93,421	33,249	(6)	$560,580
	4,502	(4)	$75,904	13,507	(7)	$227,728
	11,159	(5)	$188,132

Jason R. Delozier	1,455	(2)	$24,531
	2,772	(3)	$46,736	16,629	(6)	$280,372
	2,251	(4)	$37,952	6,755	(7)	$113,889
	6,546	(5)	$110,366
(1)For Messrs. Schaeffer, Sebra, and Ender, these restricted common stock awards vested on March 15, 2023.
(2)One-half of these restricted stock unit awards vested on March 2, 2023 and the remainder will vest on March 2, 2024.

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(3)One-third of these restricted stock unit awards vested on March 1, 2023 and the remainder will vest in two equal annual installments on March 1, 2024, and March 1, 2025.
(4)One-fourth of these restricted stock unit awards vested on March 1, 2023 and the remainder will vest in three equal annual installments on March 1, 2024, March 1, 2025, and March 1, 2026.
(5)As of December 31, 2022, 2020 PSU awards were earned at 150% of target. These units constitute 50% of the earned 2020 PSUs, which generally remain subject to service-based vesting until December 31, 2023. The other 50% of the earned 2020 PSUs were distributable immediately following the end of the performance period and included in the “Options Exercised and Stock Vested in 2022” table below.
(6)These units represent the 2021 PSU awards, which may be earned over a three-year performance period ending December 31, 2023, with 50% of any earned units vesting at the end of that three-year period and the remaining 50% generally subject to service-based vesting until December 31, 2024. The number and value of units shown assumes performance at the max level in accordance with SEC rules. The actual number of units earned will depend on actual performance and range from 0%-150% of target.
(7)These units represent the 2022 PSU awards, which may be earned over a three-year performance period ending December 31, 2024, with 50% of any earned units vesting at the end of that three-year period and the remaining 50% generally subject to service-based vesting until December 31, 2025. The number and value of units shown assumes performance at the target level in accordance with SEC rules. The actual number of units earned will depend on actual performance and range from 0%-150% of target.
(8)Mr. Schaeffer is retirement eligible under the terms of these equity awards. Accordingly, if he provides at least six months’ advance notice of termination and executes a release and additional non-compete agreement at the time of his retirement, these awards will not be forfeited even if he retires prior to the otherwise applicable vesting date.
(9)Mr. Schaeffer is retirement eligible under the terms of these awards. Accordingly, if he provides at least six months’ advance notice of termination and executes a release and additional non-compete agreement at the time of his retirement: (i) any PSUs subject to an open performance period will remain outstanding and be earned (or forfeited) based on actual performance during the full three-year performance period, and (ii) any additional service requirements that would otherwise apply following the end of the performance period will be waived.
Option Exercises and Stock Vested in 2022
The following table provides information on the number of shares acquired by the Named Executive Officers upon the vesting of stock awards, along with the value of such awards at the time of vesting, before payment of any applicable withholding taxes.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott F. Schaeffer	284,869	$7,042,754
James J. Sebra	106,740	$2,631,822
Farrell M. Ender	113,949	$2,817,137
Jessica K. Norman	5,586	$141,299
Jason R. Delozier	4,984	$125,738
Ella S. Neyland (1)	13,350	$238,164
(1)Ms. Neyland resigned from the Board and from employment as the Company's COO, effective December 15, 2022.

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Potential Payments on Termination or Change-In-Control
We have entered into employment agreements with our Named Executive Officers. These agreements provide for payments and other benefits if a Named Executive Officer’s employment with us ceases under circumstances specified in his or her respective agreement, including in connection with a “change in control” (as defined in the agreement). A Named Executive Officer’s rights upon the cessation of his or her employment will depend upon the circumstances of the termination. Under SEC rules, the amounts shown below are calculated as of December 31, 2022, based on facts (e.g., stock price, base salaries, awards outstanding, etc.) then existing.

Named Executive	Termination without cause, resignation for good reason or notice by IRT of non-renewal with release (1)	Voluntary Termination (2)	Disability (3)	Death (4)	Termination for cause (5)	Termination without cause, resignation for good reason or notice by IRT of non-renewal after Change in Control with release (6)
Scott F. Schaeffer	$11,285,011	$6,245,467	$7,498,467	$7,498,467	$—	$12,953,483
James J. Sebra	$3,867,598	$—	$2,272,428	$2,272,428	$—	$3,867,598
Farrell M. Ender (7)	$3,800,301	$—	$2,242,631	$2,242,631	$—	$3,800,301
Jessica K. Norman	$1,971,783	$—	$1,094,342	$1,094,342	$—	$1,971,783
Jason R. Delozier	$1,341,066	$—	$682,154	$682,154	$—	$1,341,066
(1)Under each Named Executive Officer employment agreement, we may terminate a Named Executive Officer’s employment at any time without cause upon not less than sixty days’ prior written notice to the Named Executive Officer. In addition, the Named Executive Officer may initiate a termination of employment by resigning for good reason. The Named Executive Officer must give us not less than sixty days’ prior written notice of such resignation. In addition, we may initiate a termination of employment by sending a notice of non-renewal of the applicable employment agreement to the Named Executive Officer, as described above. If the Named Executive Officer does not deliver the release described in his or her employment agreement, we refer to the termination as a no-release termination. Upon any no-release termination, the Named Executive Officer is entitled to receive only the amount due to the Named Executive Officer under our then current severance pay plan for employees, if any. We currently have no severance pay plan in place for employees. No other payments or benefits will be due to the Named Executive Officer under his employment agreement other than (i) the Named Executive Officer’s base salary due through his date of termination, (ii) any earned but unpaid annual bonus for the year preceding the fiscal year of termination, (iii) any amounts owing to the Named Executive Officer for reimbursement of expenses properly incurred by the Named Executive Officer prior to his date of termination; and (iv) any benefits accrued and earned in accordance with the terms and conditions of any of our applicable benefit plans and programs in which the Named Executive Officer participated prior to his termination of employment. We refer to these collectively as the accrued benefits.
Each Named Executive Officer employment agreement defines “good reason” as, without the Named Executive Officer’s consent, any of the following events occurring:
•a reduction in base salary of the Named Executive Officer.
•a material and willful breach of the Named Executive Officer's employment agreement.
•the relocation (without the written consent of the Named Executive Officer) of the Named Executive Officer’s principal place of employment by more than thirty-five (35) miles from its location on the effective date of the Named Executive Officer employment agreement.
•Mr. Schaeffer’s employment agreement also defines “good reason” as, without his consent: a significant adverse alteration in the nature or status of his authority, duties or responsibilities (including his removal from the position of Chief Executive Officer or requiring him to report to any of our employees); provided, however, that the election by the Board of a different person to serve as Chair will not be deemed to be such an alteration so long as (i) Mr. Schaeffer continues

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to have his duties assigned to him by the Board and (ii) no executive officers or our other employees have their duties assigned to them by the Chair.
•Mr. Sebra’s, Mr. Ender’s, Mr. Delozier’s and Ms. Norman’s respective employment agreements also define “good reason” to include a significant adverse alteration in the nature or status of his or her authority, duties or responsibilities.
If a termination occurs due to a termination by IRT without cause, resignation by the Named Executive Officer with good reason or non-renewal by IRT and the Named Executive Officer executes and does not revoke a release of claims against IRT and its affiliates, the Named Executive Officer is entitled to receive the following:
•The Named Executive Officer will receive a lump sum cash payment equal to a defined multiplier times the sum of (x) the Named Executive Officer’s base salary, as in effect immediately prior to his termination of employment and (y) the average annual cash bonus earned by the Named Executive Officer for the three year period immediately prior to his termination of employment, (or the average annual cash bonus earned by the Named Executive Officer for the actual number of completed fiscal years immediately prior to his termination of employment, if less than three). In Mr. Schaeffer’s employment agreement, the defined multiplier is 2.25x. In Mr. Sebra’s and Mr. Ender’s employment agreements, the defined multiplier is 2x. In Mr. Delozier’s and Ms. Norman’s employment agreements, the defined multiplier is 1.5x.
•The Named Executive Officer will receive a lump sum cash payment equal to a pro rata portion of the annual cash bonus, if any, that the Named Executive Officer would have earned for the fiscal year of his termination based on achievement of the applicable performance goals for such year.
•For a period of 18 months following the Named Executive Officer’s date of termination, provided the Named Executive Officer and his eligible dependents timely and properly elect to continue health care coverage under COBRA, the Named Executive Officer will continue to receive the medical coverage in effect at the date of his termination of employment (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rates as may be charged from time to time for employees of IRT generally, as if the Named Executive Officer had continued in employment with IRT during such period.
•Any equity awards that are then subject solely to time-vesting conditions will become fully vested as of the date of the Named Executive Officer’s termination of employment. In addition, under the terms of the PSU awards, outstanding PSUs will vest based on performance through the end of the calendar quarter immediately preceding the severance event, subject to pro-ration to reflect the portion of the performance period served prior to the severance event. The amounts shown in the table reflect the full vesting of otherwise unvested time-based equity awards, the vesting of 2020 PSUs based on actual performance and the pro-rata vesting of 2021 and 2022 PSUs assuming target performance (except in the case of Mr. Schaeffer, whose 2021 and 2022 PSUs are shown assuming target performance but without pro-ration, in light of his retirement eligibility (see footnote 2, below)).
(2)In this case, no further payments (other than the accrued benefits) will be due under the Named Executive Officer employment agreement, except that the Named Executive Officer will be entitled to receive his accrued benefits. However, under the PSU and RSU award agreements, an executive who has attained age 55 and completed at least 15 years of service, provided at least six months' advance notice of retirement, executed a release and executed an additional non-compete agreement at the time of his or her retirement, will receive special treatment of his or her PSU and RSU awards upon such retirement. Upon retirement of a grantee who has satisfied these conditions, outstanding RSUs will vest and outstanding PSUs will remain outstanding and vest based on actual performance through the end of the performance period. In addition, otherwise applicable service-based vesting conditions will not apply to earned PSUs. Mr. Schaeffer has satisfied the age and service conditions for retirement, so the amount shown in this column for him reflects the above-described treatment for his equity awards. The amounts

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shown in the table above reflect actual performance in respect of 2020 PSUs and assume target performance with respect to the 2021 and 2022 PSUs.
(3)If IRT terminates the Named Executive Officer’s employment for disability, the Named Executive Officer will be entitled to receive the following:
•A lump sum cash payment equal to a pro rata portion of the Named Executive Officer’s target annual cash bonus for the fiscal year of his termination.
•The accrued benefits.
•Any equity awards are subject to the same treatment described above in the final bullet of footnote 1.
(4)Each Named Executive Officer employment agreement provides that if the Named Executive Officer dies while employed by IRT, IRT will pay to the Named Executive Officer’s executor, legal representative, administrator or designated beneficiary, as applicable:
•A lump sum cash payment equal to a pro rata portion of the Named Executive Officer’s target annual cash bonus for the fiscal year of his death.
•The accrued benefits.
•Any equity awards are subject to the same treatment described above in the final bullet of footnote 1.
(5)Each Named Executive Officer employment agreement provides that IRT may terminate the Named Executive Officer’s employment at any time for cause upon written notice to Named Executive Officer, in which event all payments under the Named Executive Officer employment agreement will cease, except the Named Executive Officer will be entitled to receive the accrued benefits.
(6)If a termination without cause, a resignation with good reason or a non-renewal by IRT occurs within 18 months following a change-in-control, the Named Executive Officers will be entitled to the same payments and benefits as described above in footnote 1; provided that in Mr. Schaeffer’s case, the severance multiplier described in the first bullet of that footnote 1 will be increased from 2.25x to 3x. For this purpose, “change in control” of IRT means the occurrence of any of the following:
•The acquisition (other than from IRT), by any person (as such term is defined in Section 13(c) or 14(d) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of IRT’s then outstanding voting securities;
•The individuals who, as of the effective date of the Named Executive Officer employment agreement, are members of the Board cease for any reason during any twelve month period to constitute at least a majority of the Board (unless the election, or nomination for election by IRT’s stockholders, of any new director was approved by a vote of at least a majority of the incumbent Board);
•The closing of a reorganization, merger, consolidation or similar form of corporate transaction (each, a business combination) involving IRT if (i) the stockholders of IRT, immediately before such business combination, do not, as a result of such business combination, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such business combination in substantially the same proportion as their ownership of the combined voting power of the voting securities of IRT outstanding immediately before such business combination or (ii) immediately following the business combination, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such business

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combination (or, if the entity resulting from such business combination is then a subsidiary, the ultimate parent thereof);
•The sale or other disposition of all or substantially all of the assets of IRT; or
•The consummation of a complete liquidation or dissolution of IRT.
(7)    On March 13, 2023, in anticipation of material changes to his duties, Mr. Ender resigned from employment as IRT’s President, effective May 1, 2023. Mr. Ender's resignation is a resignation with good reason and will therefore entitle him to severance payments and benefits in accordance with his employment and equity award agreements. His severance payments and benefits include (i) accelerated vesting of 31,590 time-based restricted stock units with an estimated value of $526,289 (based on the closing price of IRT common stock on March 10, 2023 of $16.66), (ii) accelerated vesting of 29,753 earned but otherwise unvested 2020 PSUs with an estimated value of $495,685 (based on the closing price of IRT common stock on March 10, 2023 of $16.66), (iii) cash severance payments totaling $1,967,292; and (iv) 18 months of subsidized group health continuation, with an estimated value of $34,128. In addition, Mr. Ender will be entitled to vesting of his 2021, 2022, and 2023 performance-based restricted stock units, based on actual corporate performance through March 31, 2023 and pro-rated to reflect the portions of the performance periods actually worked by him. The value of that accelerated vesting cannot be precisely determined at this time because the applicable performance periods are not yet complete as of the date of this filing, but assuming performance levels for the quantitative portion of each award based on actual relative total shareholder return through March 10, 2023 and assuming performance at target for the individual subjective portion of each award, 60,048 performance-based restricted stock units will vest. Based on the closing price of IRT common stock on March 10, 2023 of $16.66, that number of units has an estimated value of $1,000,396. Finally, Mr. Ender is entitled to a pro-rata annual bonus for 2023, based on actual performance in that year. The amount of that annual bonus cannot be precisely determined before the end of 2023. However, assuming target performance for both the objective and subjective components of the bonus, the amount of that pro-rata bonus would be $149,178. As a condition of receiving these severance payments and benefits Mr. Ender must execute a release of claims against us and our affiliates.
Ella Neyland Separation
On November 8, 2022, in anticipation of material changes to her duties, Ms. Neyland resigned from employment as IRT’s COO, effective December 15, 2022. Ms. Neyland’s resignation from service as IRT’s COO constituted a resignation with good reason and therefore entitled her to (i) accelerated vesting of 9,990 time-based restricted stock units valued at $174,825 (based on the closing price of IRT stock on her termination date), (ii) vesting of 3,360 performance-based restricted stock units (based on actual corporate performance and pro-rated to reflect the portion of the performance period actually worked) valued at $59,942 (based on the closing price of IRT stock on her termination date of $17.84), (iii) cash severance payments totaling $1,240,233; and (iv) 18 months of subsidized group health continuation, with an estimated value of $14,220, in each case consistent with her employment and equity award agreements. As a condition of receiving these severance payments and benefits, Ms. Neyland executed a release of claims against us and our affiliates.
In connection with Ms. Neyland’s cessation of service, IRT and Ms. Neyland entered into a Consulting Agreement dated November 8, 2022 pursuant to which Ms. Neyland will provide consulting services to IRT from the cessation of her employment through June 15, 2024 (or if sooner, until her death or material breach of the consulting agreement or any surviving provision of her employment agreement). Under this consulting agreement, Ms. Neyland will serve as a special consultant to IRT’s Chief Executive Officer, providing advice and counsel specific to the portfolio of assets which IRT acquired from Steadfast Apartment REIT, Inc., for which Ms. Neyland served as President for over 8 years. In compensation for these consulting services, Ms. Neyland will receive a consulting fee of $31,100 per month.
CEO Pay Ratio

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Pursuant to the requirements of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of our principal executive officer. The annual total compensation for 2022 for Mr. Schaeffer, our CEO, was $4,856,465, as reported under the above Summary Compensation Table. Our median employee's total compensation for 2022 was $62,599. As a result, we estimate that Mr. Schaeffer’s 2022 annual total compensation was approximately 78 times that of our median employee.
Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2022 W-2 wages for all individuals who were employed by the Company on December 31, 2022, other than our CEO. We included all active employees and annualized the compensation for any non-temporary, non-seasonal employees who were not employed by the Company for the full 2022 calendar year.

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Pay versus Performance
The following table and charts provide information about the relationship between compensation actually paid to our NEOs, as computed in accordance with Item 402(v) of Regulation S-K, and the Company's financial performance as well as the relationship between the Company's TSR and the TSR of the Company's peer group. The calculations included herein do not necessarily reflect the Company's approach to aligning compensation with performance, which is detailed in CD&A above.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO[1]	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs[2]	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)	Core FFO per Share[4]
					Total Shareholder Return (TSR)	Peer Group[3] TSR
2022	$4,856,465	$583,503	$1,754,644	$540,222	$130.87	$94.43	$120.7	$1.08
2021	$4,517,543	$15,562,928	$1,448,152	$4,047,439	$190.70	$135.61	$45.5	$0.84
2020	$3,495,195	$5,384,680	$1,075,244	$1,446,639	$99.22	$84.73	$14.9	$0.73
(1)The dollar amounts reported represent the amount of Compensation Actually Paid ("CAP") to our Chief Executive Officer ("CEO"), Scott Schaeffer, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Schaeffer during the applicable year. To calculate CAP to Mr. Schaeffer, for each of the years shown, the following amounts were deducted from and added to Summary Compensation Table ("SCT") total compensation.
CEO SCT Total to CAP Reconciliation:

Year	SCT Total	Deductions from SCT Total (i)	Additions to SCT Total (ii)	CAP
2022	$4,856,465	$2,422,221	$(1,850,741)	$583,503
2021	$4,517,543	$2,112,055	$13,157,440	$15,562,928
2020	$3,495,195	$1,626,039	$3,515,524	$5,384,680
(i)Represents the grant date fair value of equity-based awards granted each year, as shown in the Stock Awards column of the Summary Compensation Table.
(ii)Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP is further detailed in the supplemental table below.
CEO Equity Component of CAP:

Year	Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested as of Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Outstanding and Unvested as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Year	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$1,877,486	$(2,293,050)	$—	$(1,567,536)	$—	$132,359	$(1,850,741)
2021	$4,605,017	$4,617,483	$—	$3,835,525	$—	$99,416	$13,157,440
2020	$1,851,651	$838,857	$—	$781,179	$—	$43,837	$3,515,524

(2)The dollar amounts reported in column (e) represent the average amount of CAP to the non-CEO named executive officers (“Non-CEO NEOs”) as a group, as computed in accordance with Item 402(v) of Regulation S-K.

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The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-CEO NEOs during the applicable year. The Non-CEO NEOs reflected in columns (d) and (e) consist of the following individuals for each of the years shown: James Sebra, Farrell Ender, Jessica Norman and Jason Delozier. In addition, Ella Neyland is included as a Non-CEO NEO for 2022 only. To calculate CAP to our Non-CEO NEOs for each of the years shown, the following amounts were deducted from and added to SCT total compensation.
Average Non-CEO NEOs SCT Total to CAP Reconciliation:

Year	SCT Total	Deductions from SCT Total (i)	Additions to SCT Total (ii)	CAP
2022	$1,754,644	$640,995	$(573,427)	$540,222
2021	$1,448,152	$565,596	$3,164,883	$4,047,439
2020	$1,075,244	$421,944	$793,340	$1,446,639
(i)Represents the grant date fair value of equity-based awards granted each year, as shown in the Stock Awards column of the Summary Compensation Table.
(ii)Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP is further detailed in the supplemental table below.
Average Non-CEO NEOs Equity Component of CAP:

Year	Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested as of Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Outstanding and Unvested as of Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that were Forfeited in the Year	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$364,859	$(602,627)	$47,631	$(406,188)	$—	$22,897	$(573,427)
2021	$1,233,196	$1,286,754	$—	$620,191	$—	$24,742	$3,164,883
2020	$480,498	$154,697	$—	$145,053	$—	$13,092	$793,340
(3)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the constituent members of the FTSE NAREIT Apartment Index, which we use to determine our relative TSR performance for the objective component of our annual PSU awards.
(4)We believe this non-GAAP financial measure is an additional appropriate measure of our operating performance. Please see Appendix A to this proxy statement for a discussion of Core FFO, a non-GAAP financial measure, and a reconciliation to net income (loss), the most directly comparable GAAP financial measure.
Financial Performance Measures
The following unranked list provides the financial performance measures that are the most important measures used to link executive compensation actually paid for fiscal year 2022 to company performance. The measures in this table are not ranked.

•Core FFO per Share	•Operating Margin
•G&A % of Revenue	•Relative TSR
•Net Debt to EBITDA	•Same-Store NOI Growth

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Table 1 below graphs the dollar changes in CAP to our CEO, average CAP to our NON-CEO NEOs ("Executive Pay") and our net income for the three-year period ending December 31, 2022.

TABLE 1
Executive Pay vs Net Income

Executive Pay
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
$—
Net Income (in thousands)
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$—
2020
2021
2022
CAP to CEO
Average CAP to Non-CEO NEOs
Net Income

Table 2 below graphs the dollar changes in Executive Pay, and our Core FFO per share for the three-year period ending December 31, 2022.

TABLE 2
Executive Pay vs Core FFO per share
Executive Pay
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
$—
Core FFO per Share
$1.10
$1.00
$0.90
$0.80
$0.70
2020
2021
2022
CAP to CEO
Avg CAP to Non-CEO NEOs
Core FFO per Share

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Table 3 below graphs the dollar changes in our Executive Pay, our TSR, and our peer group TSR for the three-year period ending December 31, 2022.

TABLE 3
Executive Pay vs IRT TSR vs Peer Group TSR

$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$—
Executive Pay
$200
$150
$100
$50
$0
TSR
$190.70
$135.61
$130.87
$99.22
$84.73
$94.43
2020
2021
2022
CAP to CEO
Avg CAP to Non-CEO NEOs
IRT - Total Shareholder Return
Peer Group - Total Shareholder Return

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Director Compensation
Our director compensation is designed with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. For 2022, our non-management directors received the following compensation for their service as directors:
•A standard non-management Board member retainer per year of:
•$80,000 cash; and
•$90,000 worth of IRT stock;
•Lead Independent Director retainer per year of $25,000 cash
•Chair retainers per year of:
•$20,000 cash for the Audit Committee Chair;
•$15,000 cash for the Compensation Committee Chair;
•$10,000 cash for the Nominating Committee Chair;
•$5,000 cash for the Finance & Investment Committee; and
•$5,000 cash for the Risk Committee.
•Committee member (other than the Chair) retainers per year of:
•$7,500 cash for the Audit Committee members;
•$5,000 cash for the Compensation Committee members;
•$5,000 cash for the Nominating Committee members;
•$5,000 cash for the Finance & Investment Committee; and
•$5,000 cash for the Risk Committee.
Our directors are also reimbursed for their out-of-pocket expenses in attending Board and committee meetings and up to $3,500 annually for education activities.
The following table sets forth information regarding the compensation earned during 2022 by each of our non-management directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Stephen R. Bowie	$69,891	$79,817	$149,708
Ned W. Brines	$75,842	$79,817	$155,659
Richard D. Gebert	$98,750	$79,817	$178,567
Melinda H. McClure	$108,533	$79,817	$188,350
Thomas H. Purcell	$72,092	$79,817	$151,909
Ana Marie del Rio	$66,141	$79,817	$145,958
DeForest Soaries, Jr., D.Min	$93,750	$79,817	$173,567
Lisa Washington	$81,684	$79,817	$161,501
(1)On May 18, 2022, non-management directors received stock awards aggregating 28,776 shares (3,597 shares per director then in service) valued at $22.19 per share as computed in accordance with FASB ASC Topic 718 based upon the grant date closing price of a share of our common stock on the NYSE. These awards vested immediately.

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For 2023, after considering the levels of non-employee director compensation at our peer companies and consulting with its independent compensation consultant, our Compensation Committee has elected to maintain the same non-employee director structure summarized above. As such, non-employee director compensation remains unchanged for 2023.
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory, nonbinding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail above under the heading “Executive Officer and Director Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term strategic and corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” and “Compensation Tables and Related Information” for additional details about our executive compensation programs, including information about the fiscal year 2022 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory and non-binding basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Board has delegated oversight of compliance with our code of ethics to our Audit Committee, including the review of related party transactions, potential and actual conflicts of interest and the granting of waivers to the code of ethics. Our Audit Committee is responsible, and has the full power of the Board, to approve or reject all related party transactions on our behalf. All related party transactions and any identified potential and actual conflicts of interest are to be reviewed and approved or rejected by our Audit Committee. Our Audit Committee may, in its discretion, engage independent advisors and legal counsel to assist it in its review when it deems it advisable. If our Audit Committee finds a conflict of interest to exist with respect to a particular matter, including a related party transaction, that matter is prohibited unless a waiver of this policy is approved under the waiver process described in the code of ethics. In determining whether a conflict of interest exists, our Bylaws provide that a director or officer has no responsibility to devote his or her full time to our affairs and that any

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director or officer, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with ours. Any waiver of the code of ethics may be made only by the Audit Committee. Any such waiver for executive officers, those persons described in Item 5.05 of Form 8-K or directors will be promptly publicly disclosed to the extent required by law or stock exchange regulation.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholder Proposals Submitted Pursuant to Rule 14a-8
To be considered for inclusion in our proxy statement and form of proxy for our 2024 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, and acted upon at the 2024 annual meeting, stockholder proposals must be submitted in writing to the attention of our Secretary at our principal office, no later than November 23, 2023. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery. Such proposals also need to comply with Rule 14a-8 of the Exchange Act and the interpretations thereof, and may be omitted from our proxy materials for the 2024 annual meeting if such proposals are not in compliance with applicable requirements of the Exchange Act.
Director Nominations and Stockholder Proposals Not Submitted Pursuant to Rule 14a-8
Our Bylaws also establish advance notice procedures with regard to stockholder proposals or director nominations that are not submitted for inclusion in our proxy statement. With respect to such stockholder proposals or director nominations, a stockholder’s advance notice must be made in writing, must meet the requirements set forth in our Bylaws and must be delivered to, or mailed and received by, our Secretary at our principal office no earlier than the close of business on October 24, 2023 and no later than the close of business on November 23, 2023. However, in the event the 2024 annual meeting is scheduled to be held on a date before April 8, 2024, or after June 7, 2024, then such advance notice must be received by us not earlier than the close of business on the one hundred fiftieth (150th) calendar day prior to the date of such annual meeting and not later than the later of (i) the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting or (ii) the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting was first made by us (or if that day is not a business day for us, on the next succeeding business day).
As provided in our Bylaws, any notice provided by a stockholder advising that the stockholder intends to solicit proxies in support of director nominees other than our nominees must set forth the information required by SEC Rule 14a-19, the SEC's universal proxy rules, and comply with the requirements of these rules.
General Requirements
Each proposal submitted must be a proper subject for stockholder action at the annual meeting, and all proposals and nominations must be submitted to: Secretary, Independence Realty Trust, Inc., 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania, 19103. The stockholder proponent must appear in person to present the proposal or nomination at the meeting or send a qualified representative to present such proposal or nomination. If a stockholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of Rule 14a-8 of the Exchange Act or our Bylaws, the stockholder will not be permitted to present the proposal or nomination for a vote at the meeting.

Discretionary Authority Pursuant to Rule 14a-4(c) of the Exchange Act
If a stockholder who wishes to present a proposal before the 2024 annual meeting outside of Rule 14a-8 of the Exchange Act fails to notify us by the required dates indicated above for the receipt of advance notices of stockholder proposals and proposed director nominations, the proxies that our Board solicits for the 2024 annual meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder’s

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proposal if it is properly brought before that meeting subject to compliance with Rule 14a-4(c) of the Exchange Act. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules, including Rule 14a-4(c) of the Exchange Act.
Director Recommendations
A stockholder who wishes to submit recommendations for director candidates to the Nominating Committee should send a written recommendation to our principal office, attention: Secretary. Our Secretary will forward it to the Nominating Committee chair. The stockholder must provide the same information regarding the director candidate called for in our Bylaws for a director nomination and submit such recommendation within the time period in our Bylaws set forth for a director nomination. All stockholder recommendations received by the Nominating Committee will begin to be reviewed at the first meeting of the Nominating Committee held after receipt of all information required with respect to the recommendation.
ANNUAL REPORT AND REPORT ON FORM 10-K
Our 2022 annual report to stockholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2022, was made available to stockholders of record as of March 10, 2023. Stockholders of record as of March 10, 2023, and beneficial owners of our common stock on that date, may obtain from us, without charge, a copy of our 2022 annual report to stockholders and our most recent Annual Report on Form 10-K filed with the SEC by a request to us in writing. Such requests may be made by writing to our Secretary, Jessica K. Norman, at 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103 or by calling Ms. Norman at (267) 270-4812. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock on March 10, 2023. Within the “Investor Relations” page of our website at http://irtliving.com, you can obtain, free of charge, a copy of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC. Information from our website is not incorporated by reference into this proxy statement.

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APPENDIX A
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES
Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)
IRT believes that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and IRT in particular. IRT computes FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, gains or losses on sales of real estate and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.
CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, abandoned deal costs, loan premium accretion and discount amortization, debt extinguishment costs, and merger and integration costs from the determination of FFO.
IRT’s calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, IRT’s CFFO may not be comparable to CFFO reported by other REITs. IRT’s management utilizes FFO and CFFO as measures of IRT’s operating performance, and believes they are also useful to investors, because they facilitate an understanding of IRT’s operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare IRT’s operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, IRT believes that FFO and CFFO provide investors with additional useful measures to compare IRT’s financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of IRT's cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of IRT's operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of IRT's liquidity.

Set forth below is a reconciliation of net income (loss) to FFO and Core FFO for the years ended December 31, 2022, 2021, and 2020 (in thousands, except per share data).

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2021		For the Year Ended December 31, 2020
	Amount	Per Share (1)	Amount	Per Share (1)	Amount	Per Share (1)
Funds From Operations (FFO):
Net income	$120,659	$0.53	$45,529	$0.41	$14,877	$0.16
Adjustments:
Real estate depreciation and amortization	251,545	1.10	76,487	0.70	60,352	0.64
Real estate depreciation and amortization from unconsolidated joint venture	2,320	0.01	—	—	—	—
(Gain on sale) loss on impairment of real estate assets, net, excluding prepayment (gains) losses	(111,347)	(0.49)	(90,277)	(0.82)	(7,554)	(0.08)
FFO	$263,177	$1.15	$31,739	$0.29	$67,675	$0.72
Core Funds From Operations (CFFO):
FFO	$263,177	$1.15	$31,739	$0.29	$67,675	$0.72
Adjustments:
Other depreciation and amortization	1,304	0.01	423	—	335	—
Abandoned deal costs	—	—	—	—	130	—
Casualty (gains) losses, net	(8,866)	(0.04)	359	—	711	0.01
Loan (premium accretion) discount amortization, net	(11,005)	(0.05)	(501)	—	—	—
Prepayment (gains) losses on asset dispositions	(409)	—	2,607	0.02	—	—
Loss on extinguishment of debt	—	—	10,261	0.09	—	—
Other (income) expense	(2,298)	(0.01)	—	—	—	—
Merger and integration costs	5,505	0.02	47,063	0.44	—	—
CFFO	$247,408	$1.08	$91,951	$0.84	$68,851	$0.73
(1)Based on 228,452,958, 109,418,810, and 94,430,935 weighted average shares and units outstanding for the years ended December 31, 2022, 2021, and 2020, respectively.
Net Operating Income
IRT believes that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful supplemental measure of its operating performance. IRT defines NOI as total property revenues less total property operating expenses, excluding interest expenses, depreciation and amortization, property management expenses, and general and administrative expenses. Other REITs may use different methodologies for calculating NOI, and accordingly, IRT’s NOI may not be comparable to other REITs. IRT believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income insofar as the measure reflects only operating income and expense at the property level. IRT uses NOI to evaluate performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses, financing expenses, and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of IRT’s financial performance.

Same-Store Properties and Same-Store Portfolio
IRT reviews its same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned at the beginning of the previous year. Properties that are held-for-sale or have been sold are excluded from the same-store portfolio.
Set forth below is a reconciliation of same-store net operating income to net income available to common shares for the years ended December 31, 2022, and 2021 (in thousands, except per unit data).

	Twelve Months Ended December 31, (a)
	2022	2021	% change
Revenue:
Rental and other property revenue	$587,777	$531,097	10.7%
Property Operating Expenses
Real estate taxes	74,988	69,299	8.2%
Property insurance	12,488	11,485	8.7%
Personnel expenses	47,683	47,062	1.3%
Utilities	29,884	28,000	6.7%
Repairs and maintenance	19,996	19,255	3.8%
Contract services	19,990	18,601	7.5%
Advertising expenses	4,992	5,183	(3.7%)
Other expenses	7,040	6,026	16.8%
Total property operating expenses	217,061	204,911	5.9%
Net operating income	$370,716	$326,186	13.7%
Combined same-store portfolio NOI Margin	63.1%	61.4%	1.7%
Average Occupancy	94.7%	96.0%	(1.3%)
Average effective monthly rent, per unit	$1,446	$1,291	12.0%
Reconciliation of Combined Same-Store Portfolio NOI to Net Income
Combined same-store portfolio NOI (a)	$370,716	$326,186
Combined non same-store portfolio NOI	24,423	26,666
Pre-Merger STAR Portfolio NOI	—	(196,612)
Other revenue	1,111	760
Property management expenses	(24,033)	(9,539)
General and administrative expenses	(26,260)	(18,610)
Depreciation and amortization	(252,849)	(76,909)
Casualty gains (losses), net	8,866	(359)
Interest expense	(86,955)	(36,401)
Gain on sale (loss on impairment) of real estate assets, net	111,756	87,671
Loss on extinguishment of debt	—	(10,261)
Other income (expense), net	1,558	—
Loss from investments in unconsolidated real estate entities	(2,169)	—
Merger and integration costs	(5,505)	(47,063)
Net income	$120,659	$45,529
(a)Combined same-store portfolio for the years ended December 31, 2022, and 2021 includes 112 properties, which represent 33,527 units.

EBITDA and Adjusted EBITDA
Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as asset sales, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses, merger and integration cost, and income (loss) from investments in unconsolidated real estate entities. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.
Net Debt
Net debt, a non-GAAP financial measure, equals total debt less cash and cash equivalents. We present net debt because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.
Set forth below is a reconciliation of net income to net debt to adjusted EBITDA the quarter ended December 31, 2022 (in thousands).

ADJUSTED EBITDA:		December 31, 2022
Net income (loss)		$34,524
Add-Back (Deduct):
Interest expense		23,337
Depreciation and amortization		52,161
Casualty losses (gains), net		(1,690)
(Gain on sale) loss on impairment of real estate assets, net		(17,044)
Merger and integration costs		2,028
(Gain) loss from investments in unconsolidated real estate entities		(242)
Other (income) expense		(57)
Adjusted EBITDA		$93,017

Total debt		$2,631,645
Less: cash and cash equivalents		(16,084)
Less: loan discounts and premiums, net		(59,937)
Total net debt		$2,555,624

Net debt to Adjusted EBITDA (a)	-24.1x	6.9	x
(a)Reflects net debt to Adjusted EBITDA for the period presented, including adjustments for the timing of acquisitions and dispositions, impacting quarterly EBITDA.

APPENDIX B

ANNUAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE REALTY TRUST, INC.

May 10, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2023:
The notice of annual meeting, proxy statement and annual report to stockholders are available at http://www.astproxyportal.com/ast/18286/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00033333333333000000 9 051023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF PROPERLY EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE AND FOR PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN
Scott F. Schaeffer	☐	☐	☐
Stephen R. Bowie	☐	☐	☐
Ned W. Brines	☐	☐	☐
Richard D. Gebert	☐	☐	☐
Melinda H. McClure	☐	☐	☐
Thomas H. Purcell	☐	☐	☐
Ana Marie del Rio	☐	☐	☐
DeForest B. Soaries, Jr.	☐	☐	☐
Lisa Washington	☐	☐	☐
2. The Board of Directors recommends: a vote **FOR** ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
3. The Board of Directors recommends: a vote **FOR** the advisory, non-binding vote to approve the Company's executive compensation.	☐	☐	☐

4. To vote and otherwise represent the undersigned on such other business as may properly come before the annual meeting or any postponement(s) or adjournment(s) thereof in the discretion of the proxy holder.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

INDEPENDENCE REALTY TRUST, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INDEPENDENCE REALTY TRUST, INC.

The undersigned hereby appoints Scott F. Schaeffer and James J. Sebra, and each of them, acting individually, as proxies for the undersigned, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Independence Realty Trust, Inc. ("IRT") held of record by the undersigned at the close of business on March 10, 2023 at the Annual Meeting of Stockholders of IRT, to be held at 9:00 A.M. Eastern Time on Wednesday, May 10, 2023 at 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103, and at any and all adjournments or postponements thereof as set forth on the reverse side hereof.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named; FOR the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023; FOR the advisory, non-binding resolution to approve the Company's executive compensation.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

INDEPENDENCE REALTY TRUST, INC.

May 10, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2023:
The notice of annual meeting, proxy statement and annual report to stockholders are available at http://www.astproxyportal.com/ast/18286/

Please mark, sign, date and mail your proxy card promptly in the enclosed envelope.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333000000 9 051023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF PROPERLY EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE AND FOR PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN
Scott F. Schaeffer	☐	☐	☐
Stephen R. Bowie	☐	☐	☐
Ned W. Brines	☐	☐	☐
Richard D. Gebert	☐	☐	☐
Melinda H. McClure	☐	☐	☐
Thomas H. Purcell	☐	☐	☐
Ana Marie del Rio	☐	☐	☐
DeForest B. Soaries, Jr.	☐	☐	☐
Lisa Washington	☐	☐	☐
2. The Board of Directors recommends a vote **FOR** ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
3. The Board of Directors recommends: a vote **FOR** the advisory, non-binding vote to approve the Company's executive compensation.	☐	☐	☐

4. To vote and otherwise represent the undersigned on such other business as may properly come before the annual meeting or any postponement(s) or adjournment(s) thereof in the discretion of the proxy holder.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.